SECOND AMENDED AND RESTATED CREDIT AGREEMENT
(REVOLVING FACILITY)
between
ARK RESTAURANTS CORP.
and
BANK HAPOALIM B.M.
dated as of

March 30, 2023

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
(REVOLVING FACILITY)
Dated as of: March 30, 2023
This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (REVOLVING FACILITY) is made and entered into as of the date set forth above by and between ARK RESTAURANTS CORP., a New York corporation (“Borrower”), and BANK HAPOALIM B.M. (“Bank”) and amends and restates the Prior Agreement (as hereinafter defined). For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Bank hereby agree as follows:
§1.TERMINOLOGY AND INTERPRETATION.
§1.1 Definitions of Capitalized Terms. When used herein, each capitalized term listed below shall have the meaning indicated below:
“2021 Term-Out Note” shall mean that certain Promissory Note, dated July 26, 2021, made by Borrower to the order of Bank in the original principal amount of $9,665,963.61.
“AC” shall mean Ark AC Burger Bar LLC, a Delaware limited liability company.
“AC Security Agreement” shall have the meaning given that term in §5.1.
“AC Collateral” shall mean all of AC’s tangible and intangible personal property (including accounts, inventory, equipment, general intangibles, documents, chattel paper, instruments, letter-of-credit rights, investment property, Intellectual Property and deposit accounts) and fixtures, whether now owned or hereafter acquired, whether now existing or hereafter created or arising and wherever located.
“Advances” shall mean loans made by Bank to Borrower under or pursuant to this Agreement.
“Agreement” shall mean this Credit Agreement, as amended and/or restated from time to time.
“Agreement Date” shall mean the date as of which this Agreement is dated.
“Agreement Date Advance” shall have the meaning given that term in §2.1.
“Applicable Benchmark Margin” shall mean a per annum rate of interest equal to 3.65%.
“Applicable Law” shall mean (a) all applicable common law and principles of equity and (b) all applicable provisions of all (i) constitutions, statutes, rules, regulations and orders of Governmental Authorities, (ii) Governmental Approvals and (iii) orders, decisions, judgments and decrees of all courts and arbitrators.
“Applicable Non-Use Fee Rate” shall mean .30%.
“Applicable Prime Margin” shall mean a per annum rate of interest equal to .45%.
“Approved Project Budget” shall mean, with respect to a Project a line item budget for the Project Costs of that Project submitted by Borrower to Bank and approved by Bank in writing.

“Authorized Representative” shall mean any of Borrower’s President, its Chief Executive Officer, or its Chief Financial Officer, or any other Person expressly designated by the Board of Directors of Borrower (or the appropriate committee thereof) as an Authorized Representative, as set forth from time to time in a certificate in a form provided or approved by Bank.
“Beginning Cash on Hand” shall mean, with respect to any time period, Borrower's and the Subsidiaries' cash on hand at the beginning of that period.
“Benchmark” shall mean initially Term SOFR Interest Rate; provided, that if Bank determines prior to the Determination Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR Interest Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement.
“Benchmark-Based Advance” shall mean any Advance which, and while it, bears interest by reference to the Benchmark.
“Benchmark Replacement” shall mean the first alternative set forth in the order below that can be determined by Bank as of the Benchmark Replacement Date: (i) the sum of: (A) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (B) the Benchmark Replacement Adjustment; (ii) the sum of: (A) the alternate rate of interest that has been selected by Bank as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated credit facilities at such time and (B) the Benchmark Replacement Adjustment; or (iii) the sum of: (A) the ISDA Fallback Rate and (B) the Benchmark Replacement Adjustment; provided, that if the Benchmark Replacement as determined pursuant to clauses (i), (ii), or (iii), above, would be less than zero, then the Benchmark Replacement will be deemed to be zero for the purposes of the Note and this Agreement.
“Benchmark Replacement Adjustment” shall mean the first alternative set forth in the order below that can be determined by Bank as of the Benchmark Replacement Date: (i) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; (ii) the spread adjustment (which may be a positive or negative value or zero) that has been selected by Bank giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time; or (iii) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment.
“Benchmark Replacement Conforming Changes” shall mean with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition, but expressly excluding changes to the frequency of making payments of interest) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the use or administration of the Benchmark Replacement exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of the Note and this Agreement).
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof): (i) in the case of clause (i) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or (ii) in the case of clause (ii) of the definition of “Benchmark Transition Event,” (A) the date of the public statement or publication of information referenced therein and (B) the announced or stated date as of which all applicable tenors of such Benchmark will no longer be representative. For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Determination Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Determination Time for such determination.
“Benchmark Transition Event” shall mean with respect to the then-current Benchmark (including the daily published component used in the calculation thereof), a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component), by the regulatory supervisor for the administrator of such Benchmark (or such component), the Federal Reserve Board, NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component) announcing or stating that (i) such administrator has ceased or will cease on a specified date to provide all tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any applicable tenor of such Benchmark (or such component thereof); or (ii) all applicable tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative of the underlying market and economic reality that such Benchmark (or such component thereof) is intended to measure and that representativeness will not be restored.
“Borrower Collateral” shall mean all of Borrower’s tangible and intangible personal property (including accounts, inventory, equipment, general intangibles, documents, chattel paper, instruments, letter-of-credit rights, investment property, Intellectual Property and deposit accounts) and fixtures, whether now owned or hereafter acquired, whether now existing or hereafter created or arising and wherever located.
“Borrower Security Agreement” shall have the meaning given that term in §5.1.
“Borrowing Account” shall mean a demand deposit account established by Borrower with Bank (or any substitute account established by Borrower with Bank).
“Borrowing Notice” shall mean a notice delivered by an Authorized Representative in connection with an Advance in the form of Exhibit A-1, A-2 or A-3 hereto, whichever is applicable (with such modifications as Bank may require from time to time).
“Business Day” means any day on which both (a) banks are regularly open for business in New York, New York and (b) Bank’s office in New York, New York is open for ordinary business.
“Capital Securities” shall mean, with respect to a Project Subsidiary, the shares of stock, membership interests or other equity interest in that Project Subsidiary.
“Cash Management Agreement” shall mean any agreement between Borrower and Bank or any agreement between any Subsidiary and Bank pursuant to which Bank agrees to provide cash management services, including treasury, depository, overdraft, bank card products, electronic funds transfer or other cash management arrangements.
“Change of Control” shall mean when any “person” or “group” (each as used in §§13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) other than the present controlling group either (i) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities of Borrower or any Subsidiary (or securities convertible into or exchangeable for such Voting Securities) representing more than 50 percent of the combined voting power of all Voting Securities of

Borrower or any Subsidiary or (ii) otherwise attains the ability, through an express contractual arrangement, to elect a majority of the board of directors of Borrower or board of directors of any Subsidiary that is a corporation or the manager or managing member of any Subsidiary that is a limited liability company.
“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).
“Collateral” shall mean the Borrower Collateral and the Project Subsidiary Collateral, collectively.
“Commitment Termination Date” shall mean May 31, 2025.
“Compliance Certificate” shall mean a certificate made pursuant to §9.1(b).
“Condominium Acquisition Advance” shall have the meaning given that term in §2.3.
“Condominium Unit” shall mean a residential condominium unit in Island Beach Club, a Condominium, located in St. Lucie County, Florida.
“Consistent Basis” shall mean, in reference to GAAP, that the accounting principles observed in such period are comparable in all material respects to those applied in the preparation of the audited financial statements of Borrower referred to in §9.1(a).
“Controlled by Borrower” shall mean, with respect to a corporation or limited liability company, that Borrower has the power to elect or appoint a majority of such corporation’s directors or such limited liability company’s managers.
“Contract” shall mean an indenture, agreement (other than this Agreement and any other Credit Document), other contractual restriction, lease or instrument (other than the Notes).
“Copyright” shall mean any of the following: any copyright or general intangible of like nature (whether registered or unregistered), any registration or recording thereof, and any application in connection therewith, including any registration, recording and application in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof.
“CPLD” shall mean, for any period, the portion of Borrower’s and the Subsidiaries’ long-term debt which becomes due and payable during that period.
“Credit Documents” shall mean this Agreement, the Notes, the Security Agreements, the Pledge Agreements, the Mortgages, the SBLC Agreements and any and all other documents at any time delivered by an Obligor or Obligors to Bank in connection with this Agreement (or the Prior Agreement or any agreement amended and restated thereby)(whether or not mentioned in §5), all as amended or restated from time to time).
“Credit Extensions” shall mean Advances and SBLCs.
“Credit Facility” shall mean the Credit Extensions collectively.
“Debt” shall mean any of the following: (i) indebtedness or liability for borrowed money, (ii) obligations evidenced by bonds, notes, or other similar instruments, (iii) obligations for the deferred purchase price of property (excluding trade obligations incurred in the ordinary course of Borrower’s business), (iv) obligations as lessee under capital leases, (v) current liabilities in respect of unfunded vested benefits under plans covered by the Employee Retirement Income

Security Act of 1974, as amended, (vi) obligations under letters of credit or acceptance facilities, (vii) guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, or otherwise to assure creditors against loss, and (viii) obligations secured by any mortgage, lien, pledge or security interest or other charge or encumbrance on property, whether or not the obligations have been assumed.
“Declaration of Condominium” shall mean that certain Declaration of Condominium of Island Beach Club, a Condominium, and amendments thereto, recorded in Official Records Book 343, at Page 372 of the Public Records of St. Lucie County, Florida.
“Default” shall mean any condition or event which constitutes an Event of Default or which, with the giving of notice or lapse of time or both would, unless cured or waived (or, in the case of a judgment, action or proceeding, dismissed), become an Event of Default.
“Default Rate” shall mean, with respect to each Advance, a per annum rate equal to 2.00 percent above the interest rate otherwise applicable to such Advance hereunder from time to time.
“Determination Time” shall mean with respect to any determination of the Benchmark (i) if the Benchmark is Term SOFR Interest Rate, the Benchmark Replacement Date, and (ii) if the Benchmark is not Term SOFR Interest Rate, the time determined by Bank after giving effect to the Benchmark Replacement Conforming Changes.
“Distributions” shall mean dividends or other distributions made by Borrower to its shareholders.
“Dollars” and “$” shall mean lawful money of the United States of America.
“EBITDA” shall mean, for any Fiscal Period, the sum of (a) the amount of Net Income for that Fiscal Period, plus (b) the amount of Interest Expense for that Fiscal Period (to the extent taken into account in computing that Net Income), plus (c) the amount of Income Taxes accrued during that Fiscal Period (to the extent taken into account in computing that Net Income), plus (d) the amount of Borrower’s depreciation accrued during that Fiscal Period (to the extent taken into account in computing that Net Income) determined on a consolidated basis, plus (e) the amount of Borrower’s amortization accrued during that Fiscal Period (to the extent taken into account in computing that Net Income), determined on a consolidated basis and adjusted for non-controlling interests.
“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which (i) is maintained for employees of Borrower or any of its ERISA Affiliates or is assumed by Borrower or any of its ERISA Affiliates in connection with any Acquisition or (ii) has at any time been maintained for the employees of Borrower or any current or former ERISA Affiliate.
“Environmental Law” shall mean any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters, conditions, protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other “Superfund” or “Superlien” law.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate”, shall mean, with respect to Borrower, any Person or trade or business which is a member of a group which is under common control with Borrower, and which, together with Borrower, is treated as a single employer within the meaning of Section 414(b) and (c) of the Code.
“Equity Certificates” shall mean, with respect to any Project Subsidiary, the shares of stock in, or other certificates evidencing ownership of an equity interest in, that Project Subsidiary.
“Event of Default” shall have the meaning given that term in §10.1.
“Fiscal Period” shall mean each quarterly period consisting of three (3) successive calendar months of each Fiscal Year, the first of such quarterly periods beginning on the first day of the first calendar month of each Fiscal Year, the second of such quarterly periods beginning on the first day of the fourth calendar month of each Fiscal Year, the third of such quarterly periods beginning on the first day of the seventh calendar month of each Fiscal Year, and the fourth of such quarterly periods beginning on the first day of the tenth calendar month of such Fiscal Year.
“Fiscal Year” shall mean each 52-week period ending on or around a September 30th.
“Fixed Charge Coverage Ratio” shall mean, with respect to any Fiscal Period, the ratio of (a) EBITDA for that Fiscal Period, plus the amount of Beginning Cash On Hand for that Fiscal Period, less the amount of Unfinanced CAPEX for that Fiscal Period, divided by (b) the amount of Fixed Charges for that Fiscal Period.
“Fixed Charges” shall mean, for any Fiscal Period, the sum of (a) the amount of Interest Expense for that Fiscal Period, plus (b) the amount of CPLD for that Fiscal Period, plus (c) the amount of Distributions made during that Fiscal Period, plus (d) the amount of Income Taxes accrued during that Fiscal Period.
“Funding Losses” shall mean any amount necessary to compensate Bank for any actual losses or costs (including, without limitation, the costs of breaking any rate index benchmark in effect pursuant to the terms hereof contract, if applicable, or funding losses determined on the basis of Bank’s reinvestment rate and the interest rate thereon) sustained by Bank: (a) if an Advance, or any portion hereof, is repaid for any reason whatsoever on any date other than a regularly scheduled payment date (including, without limitation, from condemnation or insurance proceeds); and/or (b) upon the conversion of the interest rate from one based on Term SOFR to one based on a Benchmark Replacement, or from one based on the Benchmark to one based on the Prime Rate; and/or (c) as a consequence of any increased costs that Bank may sustain in maintaining the borrowing hereunder, or the reduction of any amounts received or receivable from Borrower, in either case, due to any change in Applicable Law.
“GAAP” shall mean accounting principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect in the United States from time to time.
“Governmental Approval” shall mean an authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority, including, without limitation, any such approval required under ERISA or by the PBGC.
“Governmental Authority” shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, a state thereof, or a foreign entity or government.

“Hazardous Material” shall mean any pollutant, contaminant or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead) the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.
“Illegality Event” shall have the meaning given that term in §3.2(e).
“Income Taxes” shall mean income and franchise taxes owed by Borrower or any of the Subsidiaries.
“Information” shall mean written data, services, reports, statements (including, but not limited to, financial statements delivered pursuant to or referred to in §9.1), opinions of counsel, documents and other written information, whether, in the case of any such in writing, it was prepared by Borrower or any other Person on behalf of Borrower and delivered by Borrower to Bank.
“Intangible Assets” shall mean those assets of Borrower which are: (a) Intellectual Property and other similar assets which would be classified as intangible assets on a balance sheet of Borrower prepared in accordance with GAAP, (b) unamortized debt, discount and expense and (c) assets located outside of the United States.
“Intellectual Property” shall mean all licenses, Patents, Copyrights, Trademarks, trade names and customer lists in which Borrower has any interest and all technology, know-how and processes relating to any inventory of Borrower.
“Interest Expense” shall mean, for any Fiscal Period, Borrower’s and the Subsidiaries’ total interest expense for that Fiscal Period, whether paid or accrued (including the interest component of capital leases), determined on a consolidated basis in accordance with GAAP (but specifically excluding intercompany interest expense incurred by Borrower or any of its Subsidiaries).
“Interest Periods” shall mean, with respect to any Advance, periods of either one (1) month (or thirty (30) days, if Bank so elects), three (3) months (or ninety (90) days, if Bank so elects) or six (6) months (or one hundred eighty (180) days if Bank so elects) (of, if and while the then applicable interest rate index is ascertainable by Bank for fewer than all of the foregoing periods, those of such periods for which it is then ascertainable by Bank), each as selected by Borrower in accordance with this Agreement and Bank's then applicable notice and other requirements and protocols (or, if no such selection is timely made, periods of one (1) month (or thirty (30) days, if Bank so elects) each), the first of which begins on the date such Advance is made and each subsequent one of which begins when the previous one ends; provided that no Interest Period shall operate to extend the Maturity Date, provided further that if an Interest Period would end on a day other than Business Day, such Interest Period shall end on the next succeeding Business Day, and, provided further that, if and after a Project Costs Advance has been termed-out pursuant to §3.2(a), the initial Interest Period for such Project Costs Advance shall begin on the Term-Out Commencement Date for such Project Costs Advance; and provided further that, if and while the Advance is a Prime-Based Advance, the applicable Interest Periods shall be of one (1)-month (or thirty (30) days, if Bank so elects) duration.
“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published by any of the foregoing from time to time.
“ISDA Fallback Adjustment” shall mean the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” shall mean the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Las Vegas” shall mean Ark Las Vegas Restaurant Corp., a Nevada corporation.
“Las Vegas Pledge Agreement” shall have the meaning given that term in §5.1.
“Las Vegas Collateral” shall mean the shares of stock owned by Las Vegas which are currently covered by the Las Vegas Pledge Agreement.
“Lien” shall mean, with respect to any Obligor, any lien, security interest or other charge or encumbrance upon or with respect to any properties or assets of such Obligor, excluding liens existing as of the date of this Agreement in an amount less than $1,000.00 in any one instance and less than $5,000.00 in the aggregate and listed in the judgment, tax lien and litigation search results for Borrower delivered to Bank prior to the date of this Agreement.
“Material Adverse Effect” shall mean any material and adverse effect (whether occasioned by one or a number of concurrent events) upon (a) one or more Obligors’ assets, business operations, properties or condition, financial or otherwise or (b) the ability of Borrower to make payment as and when due of all or any part of the Obligations.
“Material Management Change” shall mean any material change in Borrower’s Authorized Representatives or in the president, chief executive officer, chief financial officer, manager or managing member of a Subsidiary which Bank judges to be material.
“Maturity Date” shall mean June 1, 2025.
“Mortgage” shall have the meaning given that term in §5.2(c).
“Net Income” shall mean, for any Fiscal Period, the net income (loss) of Borrower and the Subsidiaries (inclusive of net income attributable to non-controlling interests) for such Fiscal Period, determined on a consolidated basis in conformity with GAAP.
“Net Income Attributable to Borrower and Subsidiaries” shall mean, for any Fiscal Period, the net income (loss) of Borrower and Subsidiaries (exclusive of net income attributable to non-controlling interests) for such Fiscal Period determined in conformity with GAAP.
“Notes” shall mean the Revolving Note and any and all Project Term-Out Notes (and, if for any reason it is not paid in full by the Agreement Date, the 2021 Term-Out Note).
“NYFRB” shall mean the Federal Reserve Bank of New York.
“Obligations” shall mean all indebtedness, liabilities, obligations and duties of Borrower and the Project Subsidiaries (or any of them) to Bank arising under or in connection with this Agreement, the Notes or any other Credit Documents, or under or in connection with any Cash Management Agreement, direct or indirect, absolute or contingent, due or not due, in contract or tort, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising, and whether or not for the payment of money or the performance or non-performance of any act, including, but not limited to, all actual damages which Borrower may owe to Bank by reason of any breach by Borrower of any Representation and Warranty, covenant, agreement or other provision of this Agreement or any of the other Credit Documents.
“Obligors” shall mean Borrower, Project Subsidiaries, Permitted Real Estate Subsidiary, and any Subsidiary which has granted to Bank a security interest or mortgage.

“Patent” shall mean any of the following: (a) patents and letters patent of the United States or any other country, and all registrations and recordings thereof and applications therefor, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country, and (b) all reissues, continuations or extensions of any of the foregoing.
“Payment Address” shall mean Bank’s offices at 1120 Avenue of the Americas, New York, New York 10036-2790, provided that, if Bank notifies Borrower of another address for payments hereunder to be made to Bank, the term shall mean such other address.
“PBGC” shall mean the Pension Benefit Guaranty Corporation.
“Pension Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV or ERISA or Section 412 of the Code and which (i) is maintained for employees of Borrower or any of its ERISA Affiliates or is assumed by Borrower or any of its ERISA Affiliates in connection with any Acquisition or (ii) has at any time been maintained for the employees of Borrower or any current or former ERISA Affiliate.
“Permitted Condominium Business” shall have the meaning given to that term in §7.1(c).
“Permitted Condominium Unit” shall mean either (i) a Condominium Unit Permitted Real Estate Subsidiary’s acquisition of which has not been financed by any Debt and for which an Agreement Not to Transfer or Encumber Property substantially in the form of Exhibit C hereto (or as otherwise required by Bank) has been duly authorized, executed and delivered by the Permitted Real Estate Subsidiary and recorded in the Public Records of St. Lucie County, Florida or (ii) a Condominium Unit Permitted Real Estate Subsidiary’s acquisition of which has been financed through a Condominium Acquisition Advance and which is encumbered by a mortgage that has been duly authorized, executed and delivered by the Permitted Real Estate Subsidiary, that is recorded in the Public Records of St. Lucie County, Florida, that secures the Revolving Note and that is otherwise satisfactory to Bank in form and content.
“Permitted Liens” shall have the meaning given that term in §7.4.
“Permitted Real Estate Subsidiary” shall mean Ark Island Beach Real Estate, LLC, a Delaware limited liability company.
“Person” shall mean an individual, corporation, partnership, limited liability company, trust or unincorporated organization or a government or any agency or political subdivision thereof.
“Prime-Based Advance” shall mean any Advance which, and while it, bears interest by reference to the Prime Rate.
“Prime Rate” shall mean Bank’s New York Branches’ stated Prime Rate as reflected in its books and records as such Prime Rate may change from time to time. Bank’s determination of its Prime Rate shall be conclusive and final. The Prime Rate is a reference rate and not necessarily the lowest rate charged by Bank.
“Prior Agreement” shall mean that certain Amended and Restated Credit Agreement (Revolving Facility), dated as of June 1, 2018, between Borrower and Bank, as heretofore amended.
“Prohibited Transaction” shall mean a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Project” shall mean, with respect to a Restaurant, any one or more of the following: acquiring the Restaurant, building out or renovating the Restaurant and furnishing and equipping the Restaurant financed either partly or completely by Advances.
“Project Costs” shall mean, with respect to a Project, the costs and expenses incurred in carrying out the Project.
“Project Costs Advance” shall have the meaning given that term in §2.3.
“Project Draw Period” shall mean, with respect to a Project, the period beginning on the date the first Advance for such Project is made and ending on the earlier to occur of: (i) six months thereafter and (ii) six months before the Commitment Termination Date.
“Project Subsidiary” shall mean a wholly owned Subsidiary of Borrower which owns or leases a Restaurant which is the subject of a Project.
“Project Subsidiary Collateral” shall mean all tangible and intangible personal property (including accounts, inventory, equipment, general intangibles, documents, chattel paper, instruments, letter-of-credit rights, investment property, Intellectual Property and deposit accounts) and fixtures owned by Project Subsidiaries, and, at Bank’s discretion, all Real Estate owned by Project Subsidiaries, whether now owned or hereafter acquired, whether now existing or hereafter created or arising and wherever located.
“Project Subsidiary Security Agreement” shall have the meaning given that term in §5.2(a).
“Project Term-Out Note” shall have the meaning given that term in §3.8(a).
“Rate Hedging Obligations” shall mean any and all obligations and liabilities of Borrower to Bank, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including but not limited to Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate “swap” agreements; and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.
“Real Estate” shall mean real property now or hereafter owned in fee or leased by a Project Subsidiary or Borrower.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or any successor thereto.
“Representation and Warranty” shall mean each representation and/or warranty made by Borrower pursuant to or under (i) §6 or any other provision of this Agreement or any other Credit Document, (ii) any amendment of or waiver or consent under this Agreement, (iii) any Schedule to this Agreement or any such amendment, waiver or consent, or (iv) any statement contained in any certificate, financial statement, or other instrument or document delivered by or on behalf of Borrower pursuant to any Credit Document, whether or not (except as expressly provided to the contrary herein), in the case of any representation or warranty referred to in clause (i), (ii), (iii) or (iv) of this definition, the information that is the subject matter thereof is within the knowledge of Borrower.

“Restaurant” shall mean a restaurant (and, where applicable, adjoining gift shop) or a kiosk or concession stand selling food and/or beverages, in any case located in the continental United States and owned or leased by a Project Subsidiary.
“Revolving Note” shall mean the Revolving Promissory Note, of even date herewith, made by Borrower to Bank’s order in the face principal amount of $10,000,000.00, and any modification, renewal or consolidation thereof or substitute therefor.
“Rio” shall mean Rio Restaurant Associates L.P., a New York limited partnership, and Rio Restaurant Associates Holdings, L.P., a New York limited partnership, collectively.
“Rio Security Agreement” shall have the meaning given that term in §5.1.
“Rio Collateral” shall mean all of Rio’s tangible and intangible personal property (including accounts, inventory, equipment, general intangibles, documents, chattel paper, instruments, letter-of-credit rights, investment property, Intellectual Property and deposit accounts) and fixtures, whether now owned or hereafter acquired, whether now existing or hereafter created or arising and wherever located.
“SBLCs” shall mean the standby letters of credit listed on Schedule 1 attached hereto, and any other standby letters of credit issued by Bank for the account of Borrower or for the account of Borrower and a Project Subsidiary jointly.
“SBLC Agreement” shall mean a letter of credit application and agreement under which an SBLC is applied for on or after the Agreement Date or was applied for prior to the Agreement Date.
“SBLC Exposure” shall mean at any time the sum of (a) the amount then available (or potentially available) under then open or outstanding SBLCs plus (b) the aggregate amount theretofore paid by Bank under SBLCs that has not yet been reimbursed to Bank.
“SBLC Facility Limit” shall mean $1,000,000.00.
“Security Agreements” shall mean the Borrower Security Agreement, the security agreements referred to in §5.1 and the Project Subsidiary Security Agreements.
“Sequoia” shall mean Ark Potomac Corporation, a Washington, D.C. corporation.
“Single Employer Plan” shall mean any employee pension benefit plan covered by Title IV of ERISA in respect of which Borrower or any Subsidiary is an “employer” as described in Section 4001(b) of ERISA and which is not a Multiemployer Plan.
“SOFR” shall mean with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” shall mean, when used with respect to any Person, that at the time of determination: (a) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including contingent Obligations; (b) it is then able and expects to be able to pay its debts as they mature; and (c) it has capital (after taking into account proceeds available under this Agreement) sufficient to carry on its business as conducted and as proposed to be conducted.
“Subsidiary” shall mean any corporation or limited liability company 50 percent or more of the outstanding Voting Securities of which or 50 percent or more of all the equity interests of which are owned directly or indirectly by Borrower and/or by one or more Subsidiaries, or which is otherwise Controlled by Borrower.
“Tangible Net Worth” shall mean, at any date of determination, Borrower’s assets minus Borrower’s Intangible Assets and minus Borrower’s direct (not contingent) liabilities and minus Borrower’s non-controlling interests, all determined in conformity with GAAP by Bank in its sole discretion based upon Bank’s review of the statements described in §9.1.
“Tax” shall mean any federal, state or foreign tax, assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits other than income and franchise taxes imposed upon Bank by the federal government or the State of Florida (or any political subdivision thereof).
“Term Credit Agreement” shall mean that certain Omnibus Credit Agreement (Term Loans), dated as of June 1, 2018, by and between Bank and Borrower, as amended or restated from time to time.
“Term Facility Notes” shall mean those certain six (6) term promissory notes, dated prior to the date hereof, made by Borrower to Bank’s order, in original principal amounts of $7,000,000.00, $3,200,000.00, $5,100,000.00, $4,400,000.00, $3,300,000.00 and $2,200,000.00, and any modifications, renewals or consolidations thereof or substitutes therefor.
“Termination Event” shall mean: (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (unless the notice requirement has been waived by applicable regulation); or (ii) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan; or (vii) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.
“Term SOFR” shall mean, with respect to any Interest Period, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Date”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the CME Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the CME Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the CME Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Date. If Term SOFR as so determined is less than zero, it shall be deemed to be zero.

“Term SOFR Conforming Changes” shall mean any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), but expressly excluding changes to the frequency of making payments of interest), that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the use or administration of the Benchmark Replacement exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of the Note and this Agreement).
“Term SOFR Interest Rate” shall mean the interest rate per annum calculated, for each Interest Period, as equal to Term SOFR for such Interest Period (truncated at the 5th decimal place, in Bank’s discretion).
“Term SOFR Reference Rate” shall mean, with respect to any Interest Period, the rate per annum determined by Bank as the forward-looking term rate based on SOFR.
"Term-Out Commencement Date" shall have the meaning given that term in §3.2(b).
"Term-Out Period" shall mean, with respect to a particular Project Costs Advance, a period selected by Bank in its sole discretion (but in any event not exceeding sixty (60) months) and specified by it in a notification to Borrower given before the Term-Out Commencement Date for that Project Costs Advance.
“Total Term Note Exposure” shall mean, at any time, the total outstanding principal balances of the Term Facility Notes at that time.
“Trademark” shall mean any of the following: (a) trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.
“Treasury Obligation” shall mean a note, bill or bond issued by the United States Treasury Department as a full faith and credit general obligation of the United States.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unfinanced CAPEX” shall mean, with respect to any Fiscal Period, capital expenditures for that Fiscal Period that were paid by Borrower or a Subsidiary from cash flow and not through financing.
“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Securities” shall mean, with respect to any Person, Capital Securities of such Person entitling the holder thereof to vote in the election of directors or managers of such Person.
“Working Capital Advance” shall have the meaning given that term in §2.3.
“Working Day” shall mean a Business Day on which most banks are open for ordinary business in London.
§1.2 Other Definitional and Interpretive Provisions.
(a)When used in this Agreement, “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement, and “Section” (and/or “§”) or “subsection” and “Schedule” and “Exhibit” shall refer to sections and subsections of, and Schedules and Exhibits to, this Agreement unless otherwise specified.
(b)Whenever the context so requires, when used in this Agreement the neuter gender shall include the masculine or feminine, and the singular number shall include the plural, and vice versa.
(c)In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
(d)The words “includes” and “including” when used herein are not limiting.
(e)When used herein, unless specifically provided herein otherwise, the phrase “acceptable to Bank” or “satisfactory to Bank” shall mean “acceptable and satisfactory to Bank in its reasonable discretion.”
§1.3 Accounting Terms and Matters. Unless the context otherwise requires, all accounting terms herein (including capitalized terms) that are not specifically defined herein shall be interpreted and determined under GAAP applied on a Consistent Basis. Unless otherwise specified herein, all accounting determinations hereunder and all computations utilized by Borrower in complying with the covenants contained herein shall be made, and all financial statements (in each case, other than in connection with any projections) requested to be delivered hereunder shall be prepared, in accordance with GAAP applied on a Consistent Basis; provided that, in determining compliance with the covenants in §9, GAAP shall be applied without giving effect to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) ("FAS 842") to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease (or similar arrangement conveying the right to use) if it would not have been required to be so treated under GAAP as in effect on December 31, 2015.
§1.4 Representations and Warranties. All Representations and Warranties shall be made at and as of the Agreement Date, at and as of the time of each Advance, and, in addition, in the case of any particular Representation and Warranty, at such other time or times as such Representation and Warranty is made or deemed made in accordance with the provisions of this Agreement or the document pursuant to, under, or in connection with which such Representation and Warranty is made or deemed made, except to the extent that any such Representation or Warranty expressly states that it relates to a different specified date, in which case such Representation and Warranty shall be true and correct in all material respects as of that specified date.

§1.5 Captions. Section and subsection captions in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
§1.6 Neutral Interpretation. This Agreement and each other Credit Document has been thoroughly reviewed by Obligors’ counsel. No provision of this Agreement or other Credit Document shall be construed less favorably to Bank because it was drafted by Bank’s counsel.
§1.7 Severability, Conflicts, Etc. Any provision of any Credit Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. It is the intention of the parties to this Agreement that if any provision of any Credit Document is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, the provision shall have the meaning which renders it valid.
§2.COMMITMENT; PURPOSE; AND AVAILABILITY.
§1.1 Commitment for Advances. Bank agrees, upon and subject to the terms and conditions hereinafter set forth, to make Advances on revolving basis from time to time during the period from the Agreement Date to (and including) the Commitment Termination Date. Each Advance shall be the amount of $250,000.00 or integral multiples of $100,000.00 above that amount. Unless Borrower has theretofore prepaid, or concurrently herewith prepays, in full the 2021 Term-Out Note, then, on or about the date hereof, Bank shall make and Borrower shall accept a Working Capital Advance in an amount sufficient to pay the outstanding principal balance of the 2021 Term-Out Note and any and all accrued but unpaid interest thereon (the "Agreement Date Advance").
§1.2 Commitment for SBLCs. Bank agrees, upon and subject to the terms and conditions hereinafter set forth, to issue SBLCs during the period from the Agreement Date to (and including) the Commitment Termination Date. Each SBLC shall have an expiry that is not later than one year after the date of its issuance and shall otherwise be in form and substance satisfactory to Bank. As a condition precedent to the issuance of each and any SBLC the expiry of which would be after the Maturity Date (and to the issuance of each and any amendment to an SBLC providing for such an expiry), Borrower shall deposit with Bank, as cash collateral for Borrower’s obligations with respect to such SBLC, an amount equal to 105% of the maximum amount that may potentially be drawn or required to be paid under such SBLC and shall deliver to Bank whatever security agreement documentation with respect thereto Bank requires. Moreover, if any SBLC is outstanding on the Maturity Date without such cash collateral being pledged to Bank as aforesaid with respect to it, Borrower shall, immediately upon Bank’s demand, deposit such cash collateral with Bank and deliver to Bank whatever security agreement documentation with respect thereto Bank requires.
§1.3 Use of Advances. Each Advance shall be used either to pay the Project Costs of a Project (in which case it is sometimes referred to herein as a “Project Costs Advance”), to purchase one or more Condominium Units (in which case it is sometimes referred to herein as a “Condominium Acquisition Advance”) or for the working capital needs approved by Bank of Borrower or one or more Subsidiaries (or, in the case of the Agreement Date Advance, if any, to repay the 2021 Term-Out Note)(in which case it is sometimes referred to herein as a “Working Capital Advance”). Each Advance shall be deposited in the Borrowing Account. In the case of a Project Costs Advance, Borrower shall then contribute the funds thus deposited to the Project Subsidiary that owns or leases the Restaurant that is the subject of the related Project. Borrower shall ensure that the funds thus contributed are used exclusively to pay the Project Costs for that Project in accordance with the related Approved Project Budget. No more than five (5) Project Costs Advances shall be made for any one Project, the Project Cost Advances for any one Project shall not exceed a total of $5,000,000.00 and all Project

Costs Advances for any one Project shall be made only during the Project Draw Period applicable to the Project Costs Advances for that Project. Bank shall have no obligation to make any requested Project Costs Advance unless it first approves the nature of and plans for the Project and the proposed budget for the Project. In the case of a Condominium Acquisition Advance, Borrower shall then contribute the funds deposited in the Borrower Account to Permitted Real Estate Subsidiary. Borrower shall ensure that the funds thus contributed are used exclusively to pay the costs of acquiring one or more Condominium Units. Condominium Acquisition Advances shall not exceed in the aggregate $1,000,000.00 in any Fiscal Year. In the case of a Working Capital Advance, Borrower shall either use the funds deposited in the Borrower Account for its own working capital needs or shall contribute them to one or more Subsidiaries to be used by them for their working capital needs; and, in the latter case, Borrower shall ensure that the funds thus contributed are used exclusively for such Subsidiaries’ working capital needs. No Condominium Acquisition Advance or Working Capital Advance shall be made after the Commitment Termination Date (though any Advance that is made after the Commitment Termination Date shall be subject to and governed by the Credit Documents). Notwithstanding the first sentence of § 2.3, Bank may, in its discretion, apply any part of any Advance to pay any Debt owed by Obligor that is secured by a Lien (other than a Permitted Lien) on any of the Collateral.
§1.4 Requesting Advances. Each Advance shall be requested only by Borrower and by its submitting to Bank a completed, signed Borrowing Notice in the form of Exhibit A-1, A-2 or A-3 hereto, as applicable (with whatever modifications Bank requires from time to time). Bank reserves the right to require any Borrowing Notice to be submitted at least ten (10) Business Days before the date the Advance is requested to be made. Each Borrowing Notice shall be irrevocable and binding on Borrower.
§1.5 Use of and Requests for SBLCs. Each SBLC shall be issued to the landlord of a Restaurant to meet a requirement in a Project Subsidiary’s lease of the Restaurant. Each SBLC must be requested using a duly completed and executed SBLC Agreement provided by Bank and duly executed by Borrower and the applicable Project Subsidiary.
§1.6 Limits. (a) At no time shall the sum of (i) the then total principal amount of outstanding Advances (excluding Advances then evidenced by Project Term-Out Notes) plus (ii) the then SBLC Exposure exceed $10,000,000.00, and Borrower shall ensure that it does not.
(a)At no time shall the SBLC Exposure exceed $1,000,000.00, and Borrower shall ensure that it does not.
(b)At no time shall the sum of (i) the then total principal amount of outstanding Advances (including Advances then evidenced by Project Term-Out Notes) plus (ii) the then SBLC Exposure plus (iii) the then Total Term Note Exposure plus (iv) the then total amount of any Obligations not mentioned in clauses (i), (ii) or (iii) exceed $30,000,000.00, and Borrower shall ensure that it does not.
§3.PAYMENT TERMS.
§1.1 Types of Advances and Conversions. As used herein, the “type” of an Advance refers to whether it is Benchmark-Based Advance or a Prime-Based Advance. At any point in time, each Advance shall be either a Benchmark-Based Advance or a Prime-Based Advance. Initially, each Advance shall be of the type specified in the Notice of Borrowing for it (and, if the type is not so specified, shall be deemed to be a Benchmark-Based Advance); and, initially, an Advance that is a Benchmark-Related Advance shall utilize Interest Periods of the duration specified in that Notice of Borrowing (and, if the duration of the Interest Periods is not so specified, Interest Periods of a one-month duration each). If Borrower so requests, a Benchmark-Based Advance may be converted into a Prime-Based Advance or vice-versa, and a Benchmark-Based Advance with respect to which the Interest Periods are of one duration may be converted into a Benchmark-Based Advance with respect to which the Interest Periods are of another duration specified in the definition of “Interest Periods”; provided that, in Bank’s sole discretion, no such requested conversion shall become effective unless Borrower’s request is received by Bank no more than five (5) Business Days or less than two (2) Business Days before the conversion is requested to become effective and the request otherwise comports with Bank’s notice and other requirements and unless no Default or Event of Default then exists; and provided further that no such conversion shall be effective on other than the first day of an Interest Period (except as otherwise required in connection with an Illegality Event).
§1.2 Interest Rates and Payments on Benchmark-Based Advances.
(a)Subject to the other provisions of this §3.2, interest shall accrue on the outstanding principal amount of each Advance while it is a Benchmark-Based Advance, during each Interest Period for such Advance, at a per annum rate (which shall be fixed for that Interest Period) equal to the sum of (a) the then applicable Benchmark for that Interest Period plus (b) the Applicable Benchmark Margin.
(b)Notwithstanding anything else to the contrary herein, if Bank determines prior to the Determination Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
(c)Notwithstanding anything else to the contrary herein, if Bank determines in its sole discretion that the applicable Benchmark does not represent its effective cost of maintaining the outstanding principal amount of an Advance and so notifies Borrower, then interest shall accrue at the effective cost to Bank to maintain the outstanding principal amount of that Advance (as determined by Bank in its sole discretion) plus the Applicable Benchmark Margin.
(d)Unless a Benchmark Transition Event has occurred, if Bank determines that either Term SOFR Interest Rate for the applicable Interest Period, or such other Benchmark, cannot be determined other than as a result of a Benchmark Transition Event, Bank will give notice of such to Borrower and the outstanding principal amount of each Benchmark-Based Advance then outstanding will convert into a Prime-Based Advance until such Benchmark can be determined; provided, however, that, with respect to the outstanding principal amount of each Benchmark-Based Advance bearing interest determined in relation to Term SOFR Interest Rate for any affected Interest Period or any other Benchmark for which an Interest Period may be applicable, no such determination of interest shall take effect during any such applicable Interest Period. Notwithstanding any of the foregoing to the contrary, if a Benchmark Transition Event occurs, as of the Benchmark Replacement Date, the Benchmark Replacement, plus the Applicable Benchmark Margin, will then supersede the foregoing with respect to the replaced Benchmark.
(e)If any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Bank to make or maintain an Advance based on SOFR or Term SOFR, or such other Benchmark in effect, or to determine or charge interest rates based upon SOFR or Term SOFR or such other Benchmark in effect (an “Illegality Event”), then Bank will so notify Borrower and after notice each Benchmark-Based Advance then outstanding will convert into a Prime-Based Advance. Notwithstanding any of the foregoing to the contrary, if a Benchmark Transition Event occurs, as of the Benchmark Replacement Date, the Benchmark Replacement, plus the Applicable Benchmark Margin, will then supersede the foregoing with respect to the replaced Benchmark.
(f)In connection with the use or administration of Term SOFR, Bank shall have the right to make Term SOFR Conforming Changes. In connection with the use or administration of a Benchmark Replacement, Bank shall have the right to make Benchmark Replacement Conforming Changes.
(g)Accrued interest on each Advance if and while it is a Benchmark-Based Advance shall be due and payable on the last day of each Interest Period for that Advance and on the maturity of that Advance; provided that, if and while the Interest Periods for that Advance are of six (6) months duration, interest shall also be due and payable on that Advance on each date that is three (3) months after the last day of each Interest Period for that Advance (with the result that, if and while six (6) month Interest Periods apply, interest shall be due and payable every three (3) months).
(h)Any determination, decision or election that may be made by Bank pursuant to this §3.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, shall be conclusive and binding absent manifest error and may be made in Bank’s sole discretion and without consent from any other party to the Credit Documents.”
§1.3 Interest Rates and Payments on Prime-Based Advances.
(a)Interest shall accrue on the outstanding principal amount of each Advance while it is a Prime-Based Advance at a per annum rate equal to the sum of (a) the Prime Rate plus (b) the Applicable Prime Margin, with that rate changing simultaneously with each change in the Prime Rate.
(b)Accrued interest on each Advance while it is a Prime-Based Advance shall be due and payable on the last day of each Interest Period for that Prime-Based Advance (for the avoidance of doubt or confusion, the one-month (or 30-day) long Interest Periods for a Prime-Based Advance dictate when interest on such Advance is due and payable but do not affect the rate of interest that is applicable to it) and on the maturity of that Prime-Based Advance.
§1.4 Default Interest Rate. Notwithstanding anything to the contrary herein, after the Advances become due and payable in full (whether as stated, by acceleration or otherwise) and, if Bank so elects, while an Event of Default exists before then, interest shall accrue on the outstanding principal amount of each Advance at the Default Rate for that Advance.
§1.5 [Intentionally left blank.]
§1.6 [Intentionally left blank.]
§1.7 Capital Adequacy, Etc. If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement, whether or not having the force of law, (a "Change of Law") imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar capital or liquidity required or expected to be maintained by Bank and Bank determines that the amount of such required capital or liquidity is increased as a consequence of its commitments, Advances, loans or other obligations under this Agreement, then, upon demand by Bank, Borrower shall pay to Bank additional amounts as are sufficient to compensate Bank for such increases. Such notice shall contain the statement of Bank with regard to any such amount or amounts, which shall, in the absence of manifest error, be binding upon Borrower. In determining such amount, Bank may use any reasonable method of averaging and attribution that it deems applicable. For the avoidance of doubt, the foregoing provisions shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd−Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented. Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs or reductions incurred more than 365 days prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Bank's intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then 365-day period referred to above shall be extended to include the period of retroactive effect thereof.
§1.8 Principal and Other Payments.
(a)Regular Payment(s). Borrower shall repay the principal of each Advance on the earlier of twelve (12) months after it is disbursed and the Maturity Date. Notwithstanding the foregoing, Bank may, at its discretion, at any time more than one (1) month after the final Project Costs Advance for a Project is disbursed, notify Borrower that monthly principal payments on such Project Costs Advance will be required to be made by Borrower; and if Bank so notifies Borrower, then, on a date specified by Bank in its notification (which shall not be earlier than five (5) Business Days following the date of such notice) (the “Term-Out Commencement Date” for such Project Costs Advances): all of such Project Costs Advances for such Project shall be consolidated on a date specified by Bank; one month after that Term-Out Commencement Date and every month thereafter, Borrower shall make to Bank monthly payments of principal each in an amount equal to the quotient of the aggregate principal amount of such Project Costs Advances on that Term-Out Commencement Date divided by the number of months in that Term-Out Period; and shall pay to Bank the entire amount of such aggregate principal amount then remaining unpaid on the last day of that Term-Out Period. Borrower shall duly execute and deliver to Bank, at least five (5) Business Days before any Term-Out Commencement Date for a group of Project Costs Advances, a Term Note in the form of Exhibit B hereto with whatever insertions and modifications Bank reasonably requires and evidencing those Project Costs Advances (each a “Project Term-Out Note”) and, if Borrower fails to do so, those Project Costs Advances shall be due and payable in full on the earlier of twelve (12) months after such Term-Out Commencement Date and the Maturity Date (without jeopardizing Bank’s right to declare an Event of Default based on the failure).
(b)Overage Payments. If at any time a limit set forth in §2.6(a) or §2.6(c) is exceeded, Borrower shall, within two (2) Business Days after Bank’s demand, prepay the principal of Advances in the amount of the excess. If at any time the SBLC Exposure exceeds the SBLC Facility Limit, Borrower shall, within two (2) Business Days after Bank's demand, deposit with and assign to Bank as collateral for the Obligations, cash collateral in the amount of the excess.
(c)Prepayments. Borrower may on any Business Day prepay the principal amount of any Advance in whole or in part provided, however, that (a) Borrower gives Bank at least two (2) Business Days prior written notice of such prepayment specifying the date of prepayment and the principal amount to be prepaid, (b) each such partial prepayment shall be in an integral amount of $100,000.00, and (c) in no event shall any such prepayment be made on any day other than the last day of the Interest Period for the Advance prepaid unless Borrower pays to Bank with the prepayment all amounts due and owing under §3.2(d) with respect to the prepayment. No prepayment of an Advance made during the Term-Out Period for such Advance shall result in a deferral or reduction of scheduled principal payments with respect to such Advance unless and until such Advance is repaid in full.
§1.9 [Intentionally left blank.]
§1.10 SBLC Reimbursement and Fees.
(a)Borrower shall pay to Bank, immediately upon the drawing, the amount of each and any drawing under a SBLC, together with interest (from the date of the drawing to the date of payment in full) at the higher of the rate then applicable to Advances and the rate specified in the related SBLC Agreement.
(b)When an SBLC is issued and each time it is renewed or extended, Borrower shall pay to Bank a commission at the rate of 2.50% per annum based on the face amount of the SBLC (computed in accordance with Bank’s standard practices) and such other fees and charges with respect thereto as Bank customarily charges its customers with respect to standby letters of credit issued by it.
§1.11 Non-Use Fee. Borrower shall pay to Bank a non-use fee which shall accrue at a per annum rate equal to the Applicable Non-Use Fee Rate on the average daily unused amount of the $10,000,000 Credit Facility commitment. This non-use fee shall be paid in arrears at the end of each calendar quarter and on the Commitment Termination Date and may be deducted by Bank without notice from the Borrowing Account or any other deposit account of Borrower with Bank.
§1.12 Facility Fee. On or before the Agreement Date, Borrower shall pay to Bank a non-refundable facility fee in the amount of $30,000.00.
§1.13 Late Charges. Without limiting or waiving any rights or remedies of Bank contained herein or under Applicable Law, and without implying that Bank has the obligation to declare or to notify Borrower of the occurrence of any Event of Default, if Bank has neither declared nor notified Borrower of the occurrence of an Event of Default, and if any amount of any required payment of principal, interest or fees hereunder or under a Note is not paid in full within 10 days after the same is due, then, in addition to all other interest and other amounts due hereunder, Borrower shall pay to Bank on demand a late charge equal to five percent (5.00%) of the delinquent payment. Each such late charge is intended to compensate Bank for administrative and other costs associated with not receiving a payment when due and is neither a penalty nor interest.
§1.14 Funding Losses. Borrower shall pay to Bank the amount of each and any Funding Loss, within ten (10) days after the Bank's demand therefor.
§1.15 Payment Methods and Computations.
(a)Borrower shall make each payment hereunder by 1:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and immediately available funds without setoff or deduction of any kind, to Bank at the Payment Address.
(b)All computations of interest, commissions and fees hereunder shall be made by Bank on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) for the period for which such interest, commission or fee is payable. Each payment under this Agreement or a Note shall be applied in such order and manner as Bank determines.
(c)Whenever any payment to be made under this Agreement or any other Credit Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (or, if the next succeeding Business Day falls in the next calendar month, on the immediately preceding Business Day), and such extension of time shall in such case be reflected in the computation of interest, commissions or fees, as the case may be.
(d)Bank is irrevocably authorized (but not required) to charge against any deposit account in Borrower’s name with Bank any amount that is due under this Agreement or other Credit Document, even if doing so creates an overdraft.
(e)Bank’s computation of interest and other amounts owing hereunder shall, in the absence of manifest error, be conclusive and binding on Borrower.
§1.16 Evidence of Indebtedness; Impaired Note. The Advances and Borrower’s obligations to repay them, with interest in accordance with the terms of this Agreement, shall be evidenced by this Agreement, the records of Bank, and the Notes. The records of Bank shall be prima facie evidence (absent fraud or manifest error) of the Advances and the other indebtedness of Borrower under this Agreement, of accrued interest thereon, of accrued fees, and of all payments made in respect of any thereof. Upon Borrower’s receipt from Bank of (a) reasonably satisfactory evidence of the loss, theft, destruction or mutilation of a Note (an “Impaired Note”) and (b) (i) in the case of mutilation, such Impaired Note for cancellation and (ii) in all cases, indemnity reasonably satisfactory to Borrower and reimbursement of Borrower’s reasonable out-of-pocket expenses incidental thereto, Borrower shall make and deliver to Bank a new replacement Note of like tenor, date and principal amount in lieu of the Impaired Note.
§4.COLLATERAL.
§1.1 Borrower Collateral. The Obligations (together with all indebtedness, obligations and duties of Borrower to Bank arising under or in connection with the Term Credit Agreement, or any other Credit Documents, as that term is defined in the Term Credit Agreement) shall be secured at all time by a perfected, first priority security interest in all of the Borrower Collateral. Without limiting the generality of the preceding sentence, the Obligations shall be secured at all times by a perfected (both by filing and possession by Bank of the related Equity Certificates), first-priority security interest in and pledge of all of the Capital Securities of each Project Subsidiary.
§1.2 Project Subsidiary and Condominium Unit Collateral. The Obligations shall be secured at all times by perfected, first-priority security interest in the Project Subsidiary Collateral owned by the Project Subsidiary for each Project. In addition, the Obligations shall be secured by a perfected, first-priority mortgage on, collateral assignment of and security interest in each Condominium Unit acquired with a Condominium Acquisition Advance and all related fixtures and personal property. In addition, Bank may, in its discretion, require the Obligations to be secured by perfected, first-priority fee or leasehold mortgage or deed-of-trust on any Real Estate and related property relating to a Project.
§5.CONDITIONS OF LENDING.
§1.1 Documentary Conditions Precedent to be Satisfied Before Closing. The obligation of Bank to make the Agreement Date Advance, if any, any other Advance on the Agreement Date and each other Advance thereafter is subject to the condition precedent that Bank shall have received, on or before the Agreement Date, the following, all in form and substance satisfactory to Bank:
(a)The Revolving Note duly executed by Borrower;
(b)A Second Amended and Restated Security Agreement (with an Addendum thereto) duly executed by Borrower (and in the case of said Addendum, also by Ark Hollywood/Tampa Corp.) in favor of Bank (the “Borrower Security Agreement”), together with (i) financing statements (form UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in Bank’s reasonable opinion, desirable to perfect the security interests created by the Borrower Security Agreement; and (ii) reports acceptable to Bank listing the financing statements referred to in clause (i) above and no other financing statements;
(c)An Amended and Restated Security Agreement duly executed by Rio in favor of Bank, (the “Rio Security Agreement”) with (i) financing statements (form UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in Bank’s reasonable opinion, desirable to perfect the security interests created by the Rio Security Agreement (the foregoing were previously delivered pursuant to the Prior Agreement); and (ii) reports acceptable to Bank listing the financing statements referred to in clause (i) above and no other financing statements;
(d)An Amended and Restated Security Agreement duly executed by AC in favor of Bank (the “AC Security Agreement”), together with financing statements (form UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in Bank’s reasonable opinion, desirable to perfect the security interests created by the AC Amended and Restated Security Agreement (the foregoing were previously delivered pursuant to the Prior Agreement); and (ii) reports acceptable to Bank listing the financing statements referred to in clause (i) above and no other financing statements;
(e)An Amended and Restated Pledge and Security Agreement duly executed by Las Vegas in favor of Bank, (the “Las Vegas Pledge Agreement”), together with (i) financing statements (form UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in Bank’s reasonable opinion, desirable to perfect the security interests created by the Las Vegas Pledge Agreement (the foregoing were previously delivered pursuant to the Prior Agreement); and (ii) reports acceptable to Bank listing the financing statements referred to in clause (i) above and no other financing statements;
(f)An Amended and Restated Security Agreement, duly executed by Sequoia in favor of Bank (the “Sequoia Security Agreement”)(and, a Supplement to Credit Agreement with respect to the Collateral owned by Sequoia), duly executed by Borrower, together with (i) financing statements (UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in Bank’s reasonable opinion, desirable to perfect the security interests created by the Sequoia Security Agreement (the foregoing were previously delivered pursuant to the Prior Agreement); and (ii) reports acceptable to Bank listing the financing statements referred to in (i) above and no other financing statements;
(g)A Security Agreement, duly executed by Ark Deerfield Beach, LLC in favor of Bank (the “Deerfield Beach Security Agreement”) together with (i) financing statements (UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in Bank’s reasonable opinion, desirable to perfect the security interests created by the Ark Deerfield Beach, LLC Security Agreement (the foregoing were previously delivered pursuant to the Prior Agreement); and (ii) reports acceptable to Bank listing the financing statements referred to in (i) above and no other financing statements;
(h)Five (5) Amended and Restated Security Agreements, each duly executed by one of Ark Shuckers LLC, Ark Island Beach Resort, LLC, Ark Rustic Inn, LLC, Ark Oyster House Causeway II, LLC, and Ark Oyster Gulf Shores I, LLC, each a Delaware limited liability company, together with (i) financing statements (form UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in Bank’s reasonable opinion, desirable to perfect the security interests created by the aforesaid Amended and Restated Security Agreements (the foregoing were previously delivered pursuant to the Prior Agreement); and (ii) reports acceptable to Bank listing the financing statements referred to in clause (i) and no other financing statements;
(i)[Intentionally left blank];
(j)An Amended and Restated Contribution/Reimbursement Agreement by Borrower, duly executed by Borrower in favor of Rio, AC, Las Vegas, Sequoia and the Term Loan Subsidiaries (as that term is defined in the Term Credit Agreement)(the foregoing was previously delivered pursuant to the Prior Agreement);
(k)For each “Issuer” mentioned in Exhibit C to the Borrower Security Agreement, an Instruction to Register Pledge addressed to that Issuer and duly executed by Borrower and a Confirmation Statement and Instruction Agreement addressed to Borrower and Bank and duly executed by that Issuer;
(l)Evidence of the issuance of all insurance policies and loss payee endorsements required by the terms of the Borrower Amended and Restated Security Agreement, the Rio Amended and Restated Security Agreement, the AC Amended and Restated Security Agreement, the Las Vegas Rio Amended and Restated Pledge Agreement or this Agreement;

(m)Judgment, tax lien and litigation searches in all relevant jurisdictions showing that there are no outstanding judgments, tax liens or pending lawsuits against Borrower or any property of Borrower in excess of $5,000.00 except as disclosed herein;
(n)A certified copy of the resolutions of the Board of Directors of Borrower approving and authorizing each Credit Document to which it is a party and of all documents evidencing other necessary corporate action and Governmental Approvals, if any, with respect to each such Credit Document;
(o)A certificate of the Secretary or an Assistant Secretary of Borrower certifying the name and true signatures of its officers authorized to sign each Credit Document to which it is a party and the other documents to be delivered by it hereunder;
(p)A certificate of status issued by the New York Secretary of State with respect to Borrower; a copy of Borrower’s articles of incorporation certified by such Secretary of State; and a copy of Borrower’s bylaws certified as true and complete by an Authorized Representative;
(q)A certified copy of the resolutions of the board of directors of the general partner of Rio approving and authorizing each document to which Rio is a party and all documents evidencing or requiring other necessary corporate action and Governmental Approvals, if any, with respect to each such document;
(r)A certificate of the Secretary or an Assistant Secretary of the general partner of Rio certifying the name and true signatures of its officers to sign each document to which Rio is a party and the other documents to be delivered by Rio hereunder;
(s)A certificate of status issued by the New York Secretary of State with respect to Rio and its general partner, a copy of the articles of incorporation of the general partner of Rio certified by such Secretary of State; a copy of the certificate of limited partnership of Rio certified by such Secretary of State; a copy of the bylaws of the general partner of Rio certified as true and complete by its Secretary or Assistant Secretary and a copy of the limited partnership agreement of Rio certified by true and complete by the general partner of Rio;
(t)A certified copy of the resolutions of the sole member of AC approving and authorizing each document to which AC is a party and of all documents evidencing or requiring other necessary limited liability company action and Governmental Approvals; if any, with respect to each such Credit Document;
(u)A certificate of the Secretary or Assistant Secretary of AC certifying the name and true signatures of its officers authorized to sign each document to which AC is a party and the other documents to be delivered by AC hereunder;
(v)A certificate of status issued by the Delaware Secretary of State with respect to AC; a copy of AC’s certificate of formation certified by such Secretary of State; and a copy of AC’s operating agreement certified as true and complete by the Secretary or Assistant Secretary of AC;
(w)A certified copy of the resolutions of the board of directors of Las Vegas approving and authorizing each document to which it is a party and of all documents evidencing other necessary or required corporate action and Governmental Approvals, if any, with respect to each such document;
(x)A certificate of the Secretary or Assistant Secretary of Las Vegas certifying the name and true signatures of its officers authorized to sign each document to which it is a party and the other documents to be delivered by it hereunder;

(y)A certificate of status issued by the Nevada Secretary of State with respect to Las Vegas; a copy of Las Vegas’ articles of incorporation certified by such Secretary of State; and a copy of Las Vegas’ by laws certified as true and complete by the Secretary or Assistant Secretary of Las Vegas;
(z)A favorable opinion of Brown Rudnick LLP, counsel for Borrower, covering due authorization and due execution of certain of the Credit Documents by certain of the applicable Obligors;
(aa)Evidence of payment of all taxes imposed by any Governmental Authority with respect to the Note or other Credit Documents;
(ab)A certificate of the Secretary or Assistant Secretary of Sequoia certifying the name and true signatures of its officers authorized to sign each document to which Sequoia is a party and the other documents to be delivered by Sequoia hereunder;
(ac)A certificate of status issued by the Secretary of State of Washington D.C. with respect to Sequoia; a copy of Sequoia’s certificate of formation certified by such Secretary of State; and a copy of Sequoia’s articles of incorporation and by-laws certified as true and complete by the Secretary or Assistant Secretary of Sequoia;
(ad)A certified copy of the resolutions of the Board of Directors of Sequoia approving and authorizing each document to which it is a party and all documents evidencing other necessary or required corporate action and Government Approvals, if any, with respect to each such document;
(ae)Evidence of payment by Borrower (or, if already paid, reimbursement to Bank for) all reasonable costs and expenses in connection with the preparation, execution, delivery, and filing of the Credit Documents, including the reasonable fees and out-of-pocket expenses of counsel for Bank with respect thereto and all other costs incurred by Bank in connection therewith; and
(af)Such other approvals, opinions, consents and documents as Bank may reasonably request.
§1.2 Documentary Conditions Precedent for Project Costs Advances. The obligation of Bank to make the initial and each other Project Costs Advance for a Project is subject to the condition precedent that Bank shall receive, at least twenty (20) Business Days before the initial Project Costs Advance for the Project, the following, all in form and substance satisfactory to Bank:
(a)A Security Agreement (each, a “Project Subsidiary Security Agreement”) duly executed by the related Project Subsidiary and covering the Project Subsidiary Collateral that is owned or to be acquired by such Project Subsidiary; together with (i) financing statements (form UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in Bank’s reasonable opinion, desirable to perfect the security interest created by that Security Agreement; and (ii) reports acceptable to Bank listing the financing statements referred to in clause (i) above and no other financing statements;
(b)A Pledge and Security Agreement (each a “Pledge Agreement”) duly executed by Borrower and covering all the Capital Securities of such Project Subsidiary; and such Project Subsidiary’s Equity Certificates together with a stock power or other appropriate transfer instrument duly executed by Borrower in blank;
(c)If Bank requests it, a mortgage or deed of trust (whichever Bank determines to be appropriate) encumbering Real Estate related to the Project and duly executed by the Project Subsidiary owning or leasing (or to own or lease) that Real Estate (each, a “Mortgage”), together with whatever title searches, title insurance policies, surveys and flood zone determinations Bank may require in connection with that Mortgage;
(d)A Contribution/Reimbursement Agreement duly executed by Borrower in favor of the related Project Subsidiary and an Agreement for Mutual Credit Enhancement, Contribution and Indemnity duly executed by such Project Subsidiary and each other than existing Project Subsidiary;
(e)If the related Restaurant is leased by the related Project Subsidiary, a Landlord’s Lien Waiver and Fixtures Disclaimer Agreement duly executed by the owner of that Restaurant;
(f)Evidence of the issuance of all insurance policies and loss payee endorsements required by the terms of the Project Subsidiary Security Agreement referred to in paragraph (a) above or the mortgage or deed of trust referred to in clause (d) above;
(g)Judgment, tax lien and litigations searches and all relevant jurisdictions showing that there are no outstanding judgments, tax liens or pending lawsuits against the related Project Subsidiary or any property of the related Project Subsidiary except as disclosed herein;
(h)A certified copy of the resolutions of the Board of Directors or other managing body of the related Project Subsidiary approving and authorizing each Credit Document to which that Project Subsidiary is a part of and of all documents evidencing such necessary corporate and other action and Governmental Approvals, if any, with respect to each such Credit Documents;
(i)A certificate of the Secretary or an Assistant Secretary of the related Project Subsidiary certifying the name and true signatures of its officers authorized to sign each Credit Document to which it was a party and any other documents to be delivered by hereunder;
(j)A certificate of status issued by the Secretary of State (or other appropriate Governmental Authority) with respect to the related Project Subsidiary, and a copy of that Project Subsidiary’s articles of incorporation or operating agreement certified as true and complete by an Authorized Representative;
(k)An Approved Project Costs Budget for the related Project;
(l)A favorable opinion of Brown Rudnick, LLP, counsel to such Project Subsidiary, covering such matters as Bank requests;
(m)Evidence of payment by Borrower (or, if already paid, reimbursement to Bank for) all reasonable costs and expenses in connection with respect to the Project the preparation, execution, delivery, recording and filing of the Project Subsidiary Security Agreement, the Pledge Agreement, the Mortgage and all other documents required by this §5.2 with respect to the Project, including the reasonable fees and out-of-pocket expenses of counsel for Bank with respect to the Project, all surveying costs, appraisal fees, environmental review costs, title insurance premiums, collateral inspection expenses and all other costs reasonably incurred by Bank with respect to the Project; and
(n)Such other approvals, opinions, consents and documents as Bank may reasonably request.
§1.3 Documentary Conditions to Condominium Acquisition Advances. The obligation of Bank to make each Condominium Acquisition Advance is subject to the conditions precedent to Bank shall receive, at least ten (10) Business Days before such Condominium Acquisition Advance is disbursed, the following, all in form and substance satisfactory to Bank:

(a)A copy of the purchase agreement for the Condominium Unit or Condominium Units to be financed with such Condominium Acquisition Advance;
(b)A mortgage encumbering said Condominium Unit or Condominium Units, duly executed by Permitted Real Estate Subsidiary (the “Mortgage” for such Condominium Acquisition Advance), together with whatever title searches, title insurance policies, surveys and flood zone determinations Bank may require in connection with that Mortgage;
(c)Evidence of payment by Borrower, or, if already paid, reimbursement to Bank for, all reasonable fees and costs and expenses in connection with respect to the Condominium Unit(s), the preparation, execution and delivery, recording and filing of the Mortgage for such Condominium Acquisition Advance, and all other documents required by this §5.3 with respect to said Condominium Unit(s), including the reasonable fees and out-of-pocket expenses of counsel for Bank with respect thereto, all surveying costs, appraisal fees, environmental review costs, title insurance premiums, collateral inspection expenses and all other costs reasonably incurred by Bank with respect to said Condominium Unit(s) and such Condominium Acquisition Advance.
§1.4 Other Conditions Precedent to Advances. The obligation of Bank to make each Advance, including the initial Advance on or after the Commencement Date , is subject to the fulfillment of each of the following conditions to Bank’s satisfaction:
(a)Each of the Representations and Warranties shall, in the determination of Bank in its reasonable discretion, be true and correct in all material respects at and as of the time of such Advance, with and without giving effect to such Advance and to the application of the proceeds thereof, except those expressly stated to be made as of a particular date which shall be true and correct in all material respects as of such date;
(b)No Default or Event of Default shall have occurred and be continuing at the time of such Advance, with or without giving effect to such Advance and to the application of the proceeds thereof;
(c)Receipt by Bank, within a reasonable time after Bank’s request, of such materials as may have been requested pursuant to §9 as, when and to the extent required to be delivered thereunder;
(d)Such Advance will not contravene any Applicable Law;
(e)All legal matters incident to such Advance and the other transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for Bank;
(f)No Federal tax liens or other Liens (besides Permitted Liens) shall have been filed against any of the Collateral or any of the Real Estate;
(g)Each Obligor is Solvent and will be so after giving effect to such Advance; and
(h)No limitation set forth in §2.6 will be exceeded after such Advance is made.
Each Borrowing Notice shall constitute a Representation and Warranty by Borrower, made as of the time of the making of the Advance requested by it, that, to Borrower’s actual knowledge, the conditions specified in clauses (a) through (h) above have been fulfilled as of such time, unless notice to the contrary is included in the paragraph entitled “Disclosure” in the Borrowing Notice for the making of such requested Advance. To the extent that Bank agrees to make any Advance after receipt of a Borrowing Notice containing notice in the paragraph entitled “Disclosure” that any of the conditions specified in clauses (a) through (h) above have not been fulfilled, the Representations and Warranties pursuant to the preceding sentence shall be deemed made as modified by the contents of such statement and repeated at the time of the making of such Advance as so modified.
§1.5 No Waiver. No failure by Bank to insist on fulfillment, before it makes a particular Advance, of any condition precedent specified in §5.1, §5.2, §5.3 or §5.4 shall operate as a waiver of or otherwise impair its right to insist on such condition precedent’s fulfillment before it makes any other Advance, and any failure to fulfill such condition precedent immediately upon demand shall constitute a default of a covenant or agreement hereunder.
§1.6 SBLCs. Prior to the issuance of any SBLC, Bank shall receive a duly executed SBLC Agreement for the SBLC in form and substance acceptable to Bank and Borrower shall fulfill all the conditions set forth in §5.1, §5.2 and §5.3 as though an Advance were being made rather than an SBLC being issued, and any failure to do so immediately upon demand shall constitute a default of a covenant or agreement hereunder.
§6.CERTAIN REPRESENTATIONS AND WARRANTIES OF BORROWER.
In order to induce Bank to enter into this Agreement and to make or issue Credit Extensions, Borrower represents and warrants to Bank as follows (and will continue to do so as long as this Agreement is in effect):
§1.1 Organization: Power; Qualification; Compliance; Approval. Each Obligor is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, has the power and authority to own its properties and to carry on its businesses as now being and proposed to be hereafter conducted, and is duly qualified, in good standing, and authorized to do business, in all jurisdictions in which the character of its properties or the nature of its businesses requires such qualification, good standing or authorization. Each Obligor and each other Project Subsidiary is conducting its business in material compliance with all Applicable Law.
§1.2 Subsidiaries. As of the Agreement Date, the only Subsidiaries are the companies listed in Schedule 6.2 herein. Borrower owns 50 percent or more of the issued and outstanding Capital Securities of each Project Subsidiary or such Project Subsidiary is otherwise Controlled by Borrower.
§1.3 Solvency. Each Obligor is and will be Solvent after giving effect to the transactions contemplated by the Credit Documents.
§1.4 Authorization and Compliance of Agreement and Note. Each Obligor has the corporate power or limited liability company power, and has taken all necessary corporate, limited liability company and other (including stockholder and member, if necessary) action to authorize it to execute, deliver and perform the Credit Documents to which it is a party in accordance with their respective terms, to incur its other obligations under and each of the Credit Documents to which it is a party and to borrow or guaranty (as the case may be) hereunder. Each of the Credit Documents delivered on the Agreement Date has been duly executed and delivered by the Obligor party thereto and is a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms. The execution, delivery and performance of the other Credit Documents by each Obligor party thereto in accordance with their respective terms, and the incurring of obligations thereunder by the Obligor, do not and will not (a) require (i) any Governmental Approval or (ii) any consent or approval of the stockholders or members of such Obligor that has not been obtained, or adversely affect in any way the validity or enforceability of any Credit Document , (b) violate or conflict with, result in a breach of, or constitute a default under, (i) any Contract to which such Obligor is a party or by which its or any of its properties may be bound, (ii) any Applicable Law, unless in any such case the violation would not have a Material Adverse Effect or adversely affect in any way the validity or enforceability of any Credit Document or (iii) such Obligor’s articles of incorporation or organization or its bylaws or operating agreement, or (c) result in or require the creation of any Lien upon any assets of such Obligor (other than Permitted Liens).

§1.5 Litigation. Except as set forth on Schedule 6.5 hereto, as of the Agreement Date there are not, in any court or before any arbitrator of any kind or before or by any governmental or non-governmental body, any actions, suits or proceedings, pending (or to the knowledge of Borrower overtly threatened in writing), against or in any other way relating to or affecting any Obligor or other Subsidiary, or the business or any property of any Obligor or other Subsidiary, except actions, suits or proceedings that, if adversely determined, would not (i) result in liability more than $150,000.00 above the amount of insurance coverage in effect with respect thereto or (ii) have a Material Adverse Effect.
§1.6 Burdensome Provisions. Borrower is not aware that any Obligor is a party to or bound by any Contract that is likely to have a Material Adverse Effect.
§1.7 No Material Adverse Change or Event. Between the date of the financial statement most recently provided by Borrower to Bank and the Agreement Date, no change in the business, assets, liabilities, financial condition or results of operations of Borrower or its Subsidiaries has occurred, and no event has occurred or failed to occur, which has had or constituted or would reasonably be expected to have or constitute, either alone or in conjunction with all other such changes, events and failures, a Material Adverse Effect.
§1.8 No Adverse Fact. No fact or circumstance is known to Borrower as of the date hereof which Bank could not reasonably be expected to be aware of and which, either alone or in conjunction with all other such facts and circumstances, has had a Material Adverse Effect that has not been set forth or referred to in the financial statements referred to in §9.1 or in a writing specifically captioned “Disclosure Statement” and delivered to Bank prior to the date hereof. If a fact or circumstance disclosed in such financial statements or Disclosure Statement, or if an action, suit or proceeding disclosed in Schedule 6.5, should in the future have or constitute a Material Adverse Effect upon Borrower or any Subsidiary or upon this Agreement or any other Credit Document, such Material Adverse Effect shall be a change or event subject to §6.8 notwithstanding such disclosure.
§1.9 Title to Properties. Borrower has, as of the date of such financial statements or Forms 10-Q or 10-K, as the case may be, title to its properties reflected on the financial statements referred to in §9 or its most recent Form 10-Q or Form 10-K subject to no Liens or material adverse claims except Permitted Liens.
§1.10 Patents, Trademarks, Etc. Borrower and Subsidiaries each owns, or is licensed or otherwise has the lawful right to use, all Intellectual Property used in or necessary for the conduct of its business as currently in any material respect conducted. To Borrower’s knowledge, the use of such Intellectual Property by Borrower or such Subsidiary does not infringe on the rights of any Person.
§1.11 Margin Stock; Etc. The proceeds of the Advances will be used by Borrower and Project Subsidiaries only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Debt which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Advances a “purpose credit” within the meaning of Regulation U. Neither Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board of Governors of the Federal Reserve Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof.
§1.12 Investment Company. Borrower is not an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. §80a-1, et seq.). The application of the proceeds of the Advances and repayment thereof by Borrower and the performance by Borrower of the transactions contemplated by the Credit Documents will not violate any provision of that statute, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof.
§1.13 ERISA.
(a)Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder and in material compliance with all Foreign Benefit Laws with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except for circumstances where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;
(b)Neither Borrower nor any ERISA Affiliate has (i) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject any such Employee Benefit Plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA, (ii) incurred any material accumulated funding deficiency with respect to any Employee Benefit Plan, whether or not waived, or any other material liability to the PBGC which remains outstanding, other than the payment of premiums (and there are no premium payments which are due and unpaid which could reasonably be expected to have a Material Adverse Effect), (iii) failed to make a required material contribution or payment to a Multiemployer Plan, or (iv) failed to make a material required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Employee Benefit Plan;
(c)No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan, and neither Borrower nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan;
(d)The present value of all vested accrued benefits under each Employee Benefit Plan which is subject to Title IV of ERISA, did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Employee Benefit Plan allocable to such benefits;
(e)Each Employee Benefit Plan maintained by Borrower or any ERISA Affiliate, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other Applicable Law, except for circumstances where the failure to comply or accord could not reasonably be expected to have a Material Adverse Effect;
(f)The making of the Advances will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption; and
(g)No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of Borrower after due inquiry, is threatened concerning or involving any Employee Benefit Plan.
§1.14 No Default. As of the Agreement Date, to the best of Borrower’s knowledge, there exists no Default or Event of Default.
§1.15 Hazardous Materials. Each Obligor is in compliance with all applicable Environmental Laws in all material respects. Borrower has not been notified in writing of any action, suit, proceeding or investigation which, and Borrower is not aware of any facts which, (a) calls into question, or could reasonably be expected to call into question, compliance by any

Obligor with any Environmental Laws, (b) seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material, or (c) seeks to cause any property of any Obligor to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law to which such Obligor is not currently subject, which in the case of any matter described in items (a), (b) or (c) above would result in a Material Adverse Effect.
§1.16 Employment Matters. (a) Except as set forth in Schedule 6.16, none of the employees of Borrower or any Subsidiary is subject to any collective bargaining agreement and there are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal opportunity proceedings, or other material labor/employee related controversies or proceedings pending or, to the best knowledge of Borrower, overtly threatened in writing against Borrower or any Subsidiary or between Borrower or any Subsidiary and any of its employees, other than those which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and
(a)Except as set forth in Schedule 6.16 or to the extent a failure to maintain compliance would not have a Material Adverse Effect, Borrower and each Subsidiary are in compliance in all respects with all Applicable Law pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending nor to Borrower’s knowledge overtly threatened in writing any litigation, administrative proceeding nor, to the knowledge of Borrower, any investigation, in respect of such matters which, if decided adversely, would individually or in the aggregate have a Material Adverse Effect.
§1.17 RICO. Neither Borrower nor any Subsidiary is engaged in or has engaged in any course of conduct that would subject any of its properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law (civil or criminal) or other similar laws.
§1.18 Permitted Condominium Units. Schedule 6.18 sets forth a true and complete list of the Permitted Condominium Units owned by Permitted Real Estate Subsidiary. Borrower shall update Schedule 6.18 by written notice to Bank promptly upon any change to the information set forth therein.
§7.CERTAIN GENERAL COVENANTS.
As long as this Agreement is in effect, unless Bank shall otherwise consent in writing, Borrower shall perform and observe the following:
§1.1 Preservation of Existence and Properties, Scope of Business, Compliance with Law, Payment of Taxes and Claims. (a) Preserve and maintain its corporate existence and all of its other franchises, licenses, rights and privileges, (b) preserve, protect and obtain all Intellectual Property, and preserve and maintain in good repair, working order and condition all other properties, required for the conduct of its business as presently conducted, all in accordance with customary and prudent business practices, (c) engage only in the business in which it is engaged as of the Agreement Date and related businesses that in Bank’s reasonable judgment are closely related thereto, provided, that Permitted Real Estate Subsidiary may acquire fee simple title to, own, lease after the acquisition of fee simple title to, and sell, fee simple title to Permitted Condominium Units from time to time (the “Permitted Condominium Business”), in each case, to the extent permitted by and subject to the terms and conditions of this Agreement, including, without limitation, §7.15, §7.16, and §7.17, (d) comply with all Applicable Laws (including all Environmental Laws and all racketeer influenced and corrupt organizations law), (e) except to the extent permitted otherwise in §§7.4(a) and 7.4(b),  pay or discharge when due all Taxes owing by it or imposed upon its property (for the purposes of this clause, such Taxes shall be deemed to be due on the date after which they become delinquent), and all liabilities which might become a Lien (other than a Permitted Lien) on any of the Collateral, (f) take all action and obtain all Governmental Approvals required so that its obligations under the Credit Documents will at all times be valid and binding and enforceable in accordance with their respective terms, and (g) obtain and maintain all licenses, permits and approvals of Governmental Authorities and as are required for the conduct of its business as presently conducted, except where failure to do any of the foregoing would not have a Material Adverse Effect.
§1.2 Insurance. Maintain property, liability and flood insurance with responsible insurance companies acceptable to Bank against such risks and in such amounts as is customarily maintained by similar businesses or as may be required by Applicable Law or the Security Agreements.
§1.3 Use of Proceeds. Use each Advance only for the purposes described in §2.3 and refrain from using proceeds of any Advance to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Bank, Borrower shall furnish to Bank statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.
§1.4 Liens. Not incur, create or permit to exist any Lien with respect to any of the Collateral or Real Estate now owned or hereafter acquired by Borrower or any Subsidiary, other than the following (“Permitted Liens”):
(a)Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims which either are not yet delinquent or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
(b)statutory and contractual Liens of landlords, carriers, suppliers, warehousemen, mechanics or materialmen on Borrower’s equipment and inventory and other Liens on such equipment and inventory imposed by law or created in the ordinary course of business for amounts either which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
(c)Liens incurred or deposits made in the ordinary course of business (including without limitation surety bonds and appeal bonds) in connection with workers’ compensation, Taxes, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, Contracts (other than for the repayment of Debt), statutory obligations and other similar obligations or arising as a result of progress payments under government Contracts or made in lieu of, or to secure the performance of, surety, customs, reclamations, or performance bonds and other obligations of a like nature incurred in the ordinary course of business (in each case, not related to judgments or litigation);
(d)easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of Borrower and the Subsidiaries taken as a whole and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to Borrower and the Subsidiaries;
(e)judgment Liens securing judgments and other proceedings not constituting an Event of-Default and cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;
(f)Liens arising solely by virtue of any contractual or statutory or common law provision relating to banker's liens, rights of set-off, or similar rights and remedies as to deposit accounts and other funds maintained with a creditor depository institution;

(g)Any interest of a licensor or sublicensor under any license or sublicense permitted-by this Agreement as to which any Obligor is the licensee or sublicensee if such license or sublicense was granted in the ordinary course of business and does not materially interfere with the business of such Obligor;
(h)Real estate security deposits with respect to leaseholds in the ordinary course of business;
(i)Any interest or title of a lessor under any lease (including any capital lease) or sublease of FF&E entered into by any Obligor in the ordinary course of business and covering only the assets so leased;
(j)Liens solely on any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement;
(k)Liens for an amount less than $1,000.00 in any one instance and less than $5,000.00 in the aggregate; and
(l)Liens created in favor of Bank pursuant to the Credit Documents.
§1.5 Merger and Consolidation. (a) Not consolidate with or merge into any other Person, or (b) permit any other Person to merge into it, or (c) liquidate, wind-up or dissolve or sell, transfer or lease or otherwise dispose of all or a substantial part of its assets; provided, however, (x) after notice thereof to Bank, (i) any Subsidiary may merge, sell, transfer, lease or otherwise dispose of, all or substantially all of its assets into or consolidate with Borrower or any Subsidiary wholly owned by Borrower, (ii) any Subsidiary may liquidate, windup or dissolve so long as all of its assets (subject to its liabilities) are transferred to Borrower or to another Subsidiary, (iii) any other Person may merge into or consolidate with Borrower or any Subsidiary wholly owned by Borrower and (y) any dormant Subsidiary or any Subsidiary with de minimis assets may dissolve so long as such de minimis assets are transferred to Borrower or to another Subsidiary.
§1.6 Debt. Not incur or allow to exist Debt (excluding Debt described on Schedule 7.6 and Debt owed to Bank) in excess of $100,000.00 at any one time outstanding in the aggregate, and not incur or allow to exist any Debt in connection with any Permitted Condominium Unit other than Debt resulting from a Condominium Acquisition Advance.
§1.7 Compliance with ERISA. With respect to any Pension Plan, Employee Benefit Plan or Multiemployer Plan, not:
(a)permit the occurrence of any Termination Event which would result in a material liability on the part of Borrower or any ERISA Affiliate to the PBGC; or
(b)permit the present value of all benefit liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities; or
(c)permit any material accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; or
(d)fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or
(e)engage, or permit Borrower or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 or ERISA or Sections 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code may be imposed and which would reasonably be expected to result in a Material Adverse Effect; or
(f)permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to Borrower or any ERISA Affiliate or increase the obligation of Borrower or any ERISA Affiliate to a Multiemployer Plan where such establishment or amendment would reasonably be expected to result in a Material Adverse Effect; or
(g)fail, or permit any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other Applicable Law and interpretations thereof.
§1.8 Fiscal Year. Not change its Fiscal Year.
§1.9 Dissolution, etc. Except as expressly permitted under §7.5, not wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution.
§1.10 Limitations of Sales and Leasebacks. Not enter into any arrangement with any Person providing for the leasing by Borrower or any Subsidiary of real or personal property, whether now owned or hereafter acquired in a related transaction or series of related transactions, which has been or is to be sold or transferred by Borrower or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower or any Subsidiary.
§1.11    New Businesses. Not acquire or start any restaurant or other business entailing aggregate capital expenditures exceeding $1,000,000.00.
§1.12 Change in Control. Not cause or permit to occur any Change of Control or Material Management Change.
§1.13 Negative Pledge Clauses. Not enter into or cause, suffer or permit to exist any agreement with any Person other than Bank pursuant to this Agreement or any other Credit Documents which prohibits or limits the ability of Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, except in connection with Permitted Liens.
§1.14 Intellectual Property. Not sell, assign, encumber or otherwise dispose of any of its Intellectual Property, except for the licensing of Intellectual Property in the ordinary course of business and sales, assignments or other dispositions of Intellectual Property no longer used or useful in Borrower’s business; and maintain each Trademark useful in its business.
§1.15 Deposit Relationship. Maintain with Bank a cash concentration account for cash needed above regular operations plus any other amount needed for performance of this Agreement and the Notes.
§1.16 Permitted Real Estate Business. Ensure that Permitted Real Estate Subsidiary shall not acquire or own any (i) real property, other than Permitted Condominium Units owned by Permitted Real Estate Subsidiary in fee simple absolute; or (ii) personal property other than personal property related to the ownership of the Permitted Condominium Units and operation thereof.
§1.17 Compliance with Condominium Laws. Cause Permitted Real Estate Subsidiary to comply with all Applicable Laws in respect of the Permitted Real Estate Business,

including, without limitation, all federal and state securities laws, and to comply with all requirements of the Declaration of Condominium.
§1.18 Cash Flow Cap. Ensure that the aggregate amount of expenditures in respect of acquisitions by Permitted Real Estate Subsidiary of Permitted Condominium Units does not exceed $1,000,000 during any Fiscal Year.
§1.19 Condominium Debt and Liens. Ensure that Permitted Real Estate Subsidiary does not incur, create or permit to exist (i) any Debt owed by it (including, without limitation, any Debt owed by it in respect of any Permitted Condominium Unit) (other than Debt resulting from a Condominium Acquisition Advance), or (ii) any Lien on any of its assets other than a Lien on a Permitted Condominium Unit securing the Condominium Acquisition Advance through which that Permitted Condominium Unit was financed.
§1.20 Subsidiaries. Cause each Subsidiary to comply with each covenant contained in this §7 as though references therein to Borrower were references to such Subsidiary.
§8.CERTAIN FINANCIAL COVENANTS.
§1.1 Tangible Net Worth. As long as this Agreement is in effect, Borrower shall maintain a Tangible Net Worth of not less than $22,000,000.00. Borrower’s compliance or non-compliance with this covenant shall be tested at least quarterly at the end of each Fiscal Period using the statements described in §9.1(a) and §9.1(b).
§1.2 Fixed Charge Coverage Ratio. As long as this Agreement is in effect, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.1:1. Borrower’s compliance or non-compliance with this covenant shall be tested quarterly for each Fiscal Period on a trailing 12-month basis using the statements described in §9.1(a) and §9.1(b).
§1.3 Net Income. As long as this Agreement is in effect, Borrower shall maintain a Net Income Attributable to Borrower and Subsidiaries of not less than zero. Borrower’s compliance or non-compliance with this covenant shall be tested annually for each Fiscal Year using the statements described in §9.1(a).
§9.INFORMATION.
§1.1 Financial Statements and Information to be Furnished. As long as this Agreement is in effect, Borrower shall deliver to Bank:
(a)Year-End Statements; Accountants’ and Officer’s Certificates. As soon as available and in any event no later than that date which is the later of: (x) 90 days after the end of each Fiscal Year and (y) the filing of Borrower’s Form 10-K if an extension was properly filed with the Securities and Exchange Commission and such Form 10-K is filed within the permitted extension (or, in the case of the certificates specified in clause (ii) below 120 days after the end of each Fiscal Year), (i) consolidated balance sheets of Borrower and the Subsidiaries as at the end of each Fiscal Year, and the notes thereto, and related consolidated statements of income, shareholders’ equity and cash flow, and the respective notes thereto, for such Fiscal Year, setting forth comparative financial statements for the preceding Fiscal Year, all prepared in accordance with GAAP applied on a Consistent Basis and containing, with respect to the financial statements, opinions of independent certified public accountants of national standing selected by Borrower and reasonably acceptable to Bank, which are unqualified as to the scope of the audit performed and as to the “going concern” status of Borrower and the Subsidiaries and without any exception and (ii), within 30 days thereafter, a certificate signed by an Authorized Representative and demonstrating compliance with §§8.1, 8.2 and 8.3 and Borrower’s other covenants herein.

(b)Quarterly Statements; Officer’s Certificates. As soon as available and in any event within 45 days after the end of each Fiscal Period, (i) consolidated balance sheets of Borrower and the Subsidiaries as of the end of such Fiscal Period and related consolidated statements of income, shareholders’ equity and cash flow, all prepared in accordance with GAAP (except for normal year-end adjustments) and (ii) within 30 days thereafter, a certificate signed by an Authorized Representative and demonstrating compliance with §§8.1, 8.2 and 8.3 and Borrower’s other covenants herein.
(c)Annual Projections. As soon as available and in any event within 120 days after the end of each Fiscal Year, projections for the succeeding two (2) Fiscal Years including a balance sheet, income statement and statement of cash flow, all on a consolidated basis.
(d)Additional Materials.
(i)Promptly upon Borrower’s becoming aware thereof, notice of each federal statutory Lien, tax or other state or local government Lien or other Lien (other than Permitted Liens) filed against the property of Borrower or any Subsidiary;
(ii)From time to time and within a reasonable time after Bank’s request, such data, certificates, reports, statements, or further information regarding this Agreement, any other Credit Document, any Credit Extension, any Collateral or any other transaction contemplated hereby, or the business, assets, liabilities, financial condition, results of operations or business prospects of Borrower and the Subsidiaries, as Bank may request, in each case in form and substance, with a degree of detail, and certified in a manner, reasonably satisfactory to Bank.
(e)Notice of Defaults, Litigation and other Matters. Promptly after Borrower obtains knowledge thereof, notice of: (i) any Default; (ii) the commencement of any action, suit or proceeding or investigation in any court or before any arbitrator of any kind or by or before any Governmental Authority or non-governmental body against or in any other way relating adversely to or materially adversely affecting (A) Borrower or any Subsidiary, or any of its businesses or properties, that, if adversely determined, singly would result in liability more than $150,000.00 above the amount covered by insurance or (2) otherwise would, singly or in the aggregate, have a Material Adverse Effect, or (B) in any material way this Agreement or the other Credit Documents or any transaction contemplated hereby or thereby; (iii) any amendment of the articles of incorporation or bylaws of Borrower or of the articles of incorporation, bylaws, certificate of formation or operating agreement of any Subsidiary; and (iv) any significant material adverse development in any lawsuits described in Schedule 6.5.
§1.2 Accuracy of Financial Statements and Information.
(a)Historical Financial Statements. Borrower hereby represents and warrants to Bank: (i) that the financial statements heretofore furnished to Bank are complete and correct and present fairly in all material respects, in accordance with GAAP applied on a Consistent Basis throughout the periods involved, the financial position of Borrower and the Subsidiaries on a consolidated basis as at their respective dates and the results of operations, retained earnings and, as applicable, the changes in financial position or cash flows of Borrower and Subsidiaries for the respective periods to which such statements relate, and (ii) that, except as disclosed or reflected in such financial statements, Borrower and the Subsidiaries have no liabilities, contingent or otherwise, nor any unrealized or anticipated losses as of the respective date(s) of such financial statements and required to be included in such financial statements, that, singly or in the aggregate, have had or are likely to have a Material Adverse Effect.
(b)Future Financial Statements. All financial statements delivered pursuant to §9.1, shall be complete and correct and present fairly in all material respects, in accordance with GAAP applied on a Consistent Basis (except to the extent Bank approves in writing any departures from GAAP), the financial position of Borrower and the Subsidiaries, as at their respective dates and the results of operations, retained earnings, and cash flows of Borrower and the Subsidiaries for the respective periods to which such statements relate, and their furnishing to Bank shall constitute a Representation and Warranty by Borrower made on the date they are furnished to Bank to that effect and to the further effect that, except as disclosed or reflected in such financial statements, as at the respective dates thereof, Borrower and its Subsidiaries, to Borrower’s knowledge, had no liability, contingent or otherwise, nor any unrealized or anticipated loss as of the respective date(s) of such financial statements and required to be included in such financial statements, that, singly or in aggregate, has had or is likely to have a Material Adverse Effect.
(c)Historical Information. Borrower hereby represents and warrants to Bank that, to Borrower’s actual knowledge, all Information furnished to Bank in writing by or at the direction of Borrower prior to the Agreement Date in connection with or pursuant to this Agreement and the relationship established hereunder, at the time it was so furnished, but in the case of Information dated as of a prior date, as of such date, (i) in the case of any such prepared in the ordinary course of business, was complete and correct in all material respects in the light of the purpose prepared, and, in the case of any such the preparation of which was requested by Bank, was complete and correct in all material respects to the extent necessary to give Bank true and accurate knowledge of the subject matter thereof, (ii) did not contain any untrue statement of a material fact, and (iii) did not omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made; provided, however, Borrower represents and warrants that all plans, projections and forecasts of future events or future financial results were prepared to the best of Borrower’s knowledge, but does not represent or warrant the achievement of the future results or the occurrence of the future events.
(d)Future Information. All Information furnished to Bank in writing by or at the direction of Borrower on and after the Agreement Date in connection with or pursuant to this Agreement or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement, to Borrower’s actual knowledge, shall, at the time it is so furnished, but in the case of Information dated as of a prior date, as of such date, (i) in the case of any such prepared in the ordinary course of business, be complete and correct in all material respects in the light of the purpose prepared, and, in the case of any such required by the terms of this Agreement or the preparation of which was requested by Bank, be complete and correct in all material respects to the extent necessary to give Bank true and accurate knowledge of the subject matter thereof, (ii) not contain any untrue statement of a material fact, and (iii) not omit to state a material fact necessary in order to make the statements contained therein not misleading, and the furnishing of them to Bank shall constitute a Representation and Warranty by Borrower made on the date they are furnished to Bank to the effect specified in clauses (i), (ii) and (iii); provided, however, that as to all plans, projections and forecasts of future events or future financial results Borrower does not represent or warrant the achievement of the future results or the occurrence of the future events.
§1.3 Additional Agreements Relating to Disclosure. As long as this Agreement is in effect, Borrower shall perform and observe the following:
(a)Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or necessary to permit (i) the preparation of financial statements required to be delivered pursuant to §9.1 and (ii) the determination of Borrower’s compliance with the terms of this Agreement and the other Credit Documents.
(b)Visits and Inspections. Permit representatives (whether or not officers or employees) of Bank, from time to time during normal business hours, and as often as may be reasonably requested, to (i) visit and, upon reasonable prior notice, inspect any properties of Borrower and the Subsidiaries, (ii) inspect and make extracts from the books and records (including but not limited to management letters prepared by Borrower’s independent accountants), (iii) discuss with principal officers of Borrower and the Subsidiaries and the independent accountants of each the businesses, assets, liabilities, financial conditions, results of operations and business prospects of Borrower and the Subsidiaries and (iv) inspect the

Collateral and the premises upon which any thereof is located, and verify the amount, quality, quantity, value and condition thereof of, or any other matter relating thereto.
§10.DEFAULT.
§1.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it is voluntary or involuntary, or within or without the control of Borrower, or is effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or quasi-governmental body:
(a)Borrower fails to pay when due any amount in respect of principal of or interest on any Advance or any Note or any amount owing with respect to an SBLC; or Borrower fails to pay when due any other Obligation which failure is not cured within any applicable cure period; or
(b)Any Representation and Warranty at any time proves to have been incorrect, misleading or incomplete when made or deemed made; or
(c)Borrower defaults in the performance or observance of any covenant contained in §8 or §9 hereof; or
(d)Borrower defaults in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than a default described in §10.1(a) or (c)) and, if the default is reasonably capable of being cured, such default shall remain uncured for a period of 30 days after written notice thereof to Borrower; or
(e)Any Obligor defaults in the performance or observance of any term, covenant, condition or agreement contained in any Credit Document (other than this Agreement) and, if the default is reasonably capable of being cured, such default remains uncured for a period of 30 days after written notice thereof to Borrower or such Obligor; or
(f)(i)    Borrower or any Subsidiary (A) commences a voluntary case under the Federal bankruptcy laws (as now or hereafter in effect) or under any other bankruptcy or insolvency law of any jurisdiction, (B) files a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, (C) consents to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) applies for, or consent to, or fails to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its assets, domestic or foreign, (E) admits in writing its inability to pay, or generally not be paying, its debts (other than those that are the subject of bona fide disputes) as they become due, (F) makes a general assignment for the benefit of creditors, or (G) takes any corporate action for the purpose of effecting any of the foregoing; or
(i)A case or other proceeding is commenced against Borrower or any Subsidiary in any court of competent jurisdiction seeking (A) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (B) the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower or any Subsidiary of all or any substantial part of the assets, domestic or foreign, of Borrower or such Subsidiary or, and, in each case, such case or proceeding shall continue undismissed or unstayed for a period of 60 days, or an order granting the relief requested in such case or proceeding against Borrower or such Subsidiary (including, but not limited to, an order for relief under such Federal bankruptcy laws) shall be entered; or
(g)A judgment or order for the payment of money in an amount that exceeds by $150,000.00 the amount of insurance coverage applicable thereto is entered against Borrower or any Subsidiary by any court and either (A) such judgment or order shall continue undischarged and/or unbonded or unstayed for a period of 30 days or (B) enforcement proceedings shall have been commenced upon such judgment or order; or
(h)Any Obligor makes any written statement or brings any action challenging the enforceability or binding effect of any of the Credit Documents; or
(i)The dissolution of any Obligor occurs, except as expressly permitted herein; or
(j)A Change of Control or a Material Management Change occurs; or
(k)Borrower or any Subsidiary engages, or is indicated for engaging, in any conduct or activity that constitutes a felony (or the equivalent thereof under Applicable Law); or
(l)All or a substantial part of the Collateral is nationalized, expropriated, seized or otherwise appropriated, or custody or control of such property or of any Collateral or Real Estate is assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority and the same has or is reasonably likely to have a Material Adverse Effect; or
(m)Borrower breaches any of the material terms or conditions of any agreement under which any Rate Hedging Obligation is created and such breach continues beyond any applicable grace period, or any action is taken by Borrower to discontinue (except with the consent of Bank if it is a counterparty to such agreement) or assert the invalidity or unenforceability of any such agreement or Rate Hedging Obligation; or
(n)Bank fails or ceases to have a perfected, first-priority (subject to Permitted Liens) security interest in any of the Collateral; or
(o)Bank makes a good faith judgment that a Material Adverse Effect has occurred; or
(p)There occurs an Event of Default under or as defined in any agreement made by an Obligor with or in favor of Bank with respect to an SBLC; or
(q)A Project Subsidiary’s lease of a Restaurant is terminated; or
(r)Borrower or any Project Subsidiary defaults in the payment of any Debt in excess of $100,000.00; or
(s)Borrower or any Project Subsidiary makes any transfer of assets owned by it for less than their equivalent value; or
(t)There occurs an Event of Default as that term is defined in any credit agreement, security agreement, note or mortgage made by Borrower or a Subsidiary with or in favor of Bank (other than a Credit Document), including, but not limited to, an Event of Default as that term is defined in the Term Credit Agreement.
§1.2 Remedies. (a) If and at any time after a Default occurs, Bank’s obligation to make Advances hereunder shall, at Bank’s sole option, be suspended; provided, however, if Borrower cures such event or condition to Bank’s satisfaction prior to its becoming an Event of Default, such obligation shall be reinstated. Upon the occurrence of an Event of Default, Bank’s obligation to make Advances hereunder shall, at Bank’s option, terminate.
(a)At any time after the occurrence of an Event of Default, Bank may, by notice to Borrower, (i) declare the Notes and all Advances and interest accrued thereon and all other amounts (including contingent obligations) owing under the Credit Documents to be immediately due and payable, whereupon the Notes, all Advances, all such interest and all such other amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and (ii) direct Borrower to deposit with Bank as cash collateral an amount equal to 105 percent of the maximum amount that may potentially be drawn or required to be paid under SBLCs then outstanding or open, whereupon Borrower shall immediately make such deposit and concomitantly execute and deliver to Bank whatever deposit assignment agreement Bank requires with respect thereto; provided, however, that upon the occurrence of an Event of Default described in §10.1(f), such obligation of Bank shall automatically terminate, the Notes, all Advances, all such interest and all such other amounts shall automatically become and be due and payable in full without presentment, demand, protest or notice of any kind and the aforesaid amount of cash collateral shall automatically become and be due and payable in full without demand or notice.
§1.3 No Waiver; Remedies Cumulative. No failure on the part of Bank to exercise, and no delay in exercising, any right under any Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Credit Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Credit Documents are cumulative and not exclusive of any remedies provided by Applicable Law or the other Credit Documents.
§11.MISCELLANEOUS.
§1.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or other Credit Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the amendment or waiver is in writing and signed by the party against whom enforcement is sought and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
§1.2 Costs, Expenses and Taxes. Borrower shall pay (or, if already paid, reimburse Bank for) on demand: (a) all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Credit Documents, including the reasonable fees and out-of-pocket expenses of counsel for Bank, with respect thereto, with respect to any modifications thereof, with respect to reviewing and evaluating any Collateral and with respect to advising Bank as to its rights and responsibilities under the Credit Documents after an Event of Default or Default, (b) all costs and expenses (including reasonable counsel fees and expenses, including those incurred at the appellate level and in any insolvency proceedings) in connection with the enforcement of the Credit Documents, and (c), without limiting the generality of clause (a) above, all surveying costs, all appraisal fees, all environmental review costs, all title insurance premiums, all search costs, all filing fees and all Collateral inspection expenses. Bank is hereby irrevocably authorized (but not required) to deduct any of the foregoing items from any account of Borrower with Bank or to make an Advance to pay for it (whether or not requested); provided, that Bank shall provide to Borrower a statement of such items before any such deduction. In addition, Borrower shall pay on demand any and all documentary stamp, intangibles and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of the Credit Documents or in connection with any Advances, and agrees to indemnify and save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. Without limiting the force or effect of the immediately preceding sentence, Borrower hereby authorizes Bank to deduct from the amount of any Advance that is disbursed to Borrower the amount of any intangibles or documentary stamp tax that may be payable in connection with such Advance.
§1.3 Certain Collateral. As security for all Obligations, Borrower hereby grants Bank a continuing lien on and security interest in all deposit accounts (whether now existing or hereafter established) of Borrower with Bank or any affiliate thereof and all other property of Borrower that is now or hereafter owed by or in the possession or control of any branch or affiliate of Bank. At any time after an Event of Default, Bank may set off and apply any such deposit accounts against any and all obligations of Borrower under the Credit Documents, provided Bank shall have made demand on Borrower under a Credit Document. Bank shall endeavor to promptly notify Borrower after any such setoff has been made but shall not be liable to Borrower for failing to do so.
§1.4 No Joint Venture. Nothing contained in any Credit Document shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or joint venture or of any association between Bank and Borrower other than the relationship of creditor and debtor.
§1.5 Survival. All covenants, agreements and Representations and Warranties made by Borrower in this Agreement shall, notwithstanding any investigation by Bank, be deemed material and have been relied upon by Bank and shall survive the execution and delivery to Bank of this Agreement.
§1.6 Further Assurances. Borrower shall, upon the request of Bank, execute and deliver such further documents and do such further acts as Bank may reasonably request in order to fully effectuate the purposes of any Credit Document. In addition, without limiting the generality of the foregoing, Borrower shall promptly do (and shall cause any Obligor to do) whatever Bank requests to cure any obvious error (including any omission) in any of the Credit Documents.
§1.7 Sovereign Immunity; Government Interference. To the extent that Borrower or a Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment in aid of execution, attachment prior to judgment, execution or otherwise) with respect to itself or its property, Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder or any other Credit Documents. In addition, Borrower hereby irrevocably waives, as a defense to any action arising out of or relating hereto, the interference of any administrative or governmental authority of the jurisdiction(s) in which Borrower is domiciled or the impossibility of performance resulting from any law or regulation, or from any change in the law or regulations, of such jurisdiction(s).
§1.8 Assignment. This Agreement may not be assigned by Borrower without Bank’s prior written consent and any such assignment or attempted assignment without such prior written consent shall be null and void. Bank, without Borrower’s consent, but with prior written notice, may assign, in whole or in part, this Agreement, any other Credit Documents and any Advances and, in connection therewith, may make whatever disclosures regarding Borrower, any Subsidiaries or any of the Collateral or Real Estate it considers desirable. This Agreement shall be binding upon and shall inure to the benefit of Borrower’s and Bank’s respective successors and assigns. With respect to Borrower’s successors and assigns, such successors and assigns shall include any receiver, trustee or debtor-in-possession of or for Borrower.
§1.9 Notices. All notices, requests, approvals, consents and other communications provided for hereunder shall be in writing and hand-delivered by a reputable national courier service such as FedEx, if to Borrower, at its address at 85 Fifth Avenue, New York, New York 10003, Attention: Chief Financial Officer, and if, to Bank, at its address at 1120 Avenue of the Americas, New York, New York 10036-2790, Attention: General Counsel, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such communications shall, when hand-delivered, be effective when received or refused except that notices to Bank shall not be effective unless and until received by an officer of Bank.
§1.10 Taxes. All payments provided for herein or in any other Credit Documents shall be made free and clear of any deductions for any present or future Taxes. If any Taxes are imposed or required to be withheld from any payment, then, to the extent such Taxes are generally paid by other borrowers of Bank, Borrower shall (a) increase the amount of such payment so that Bank will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder and (b) promptly pay all Taxes to the appropriate taxing authority for the account of Bank and, as promptly as possible thereafter, send Bank an original receipt showing payment thereof, together with such additional documentary evidence as Bank may from time to time reasonably require. Borrower shall indemnify Bank from and against any and all Taxes (irrespective of when imposed) and any related interest and penalties that may become payable by Bank as a consequence of Borrower’s failure to perform any of its obligations under the preceding sentence.
§1.11 Entire Agreement. This Agreement and the other Credit Documents supersede all prior negotiations, communications and agreements (written or oral), discussions and correspondence concerning the subject matter hereof. Borrower and Bank agree that any inconsistency or discrepancy between the provisions of this Agreement and any other documentation evidencing the Obligations of Borrower to Bank, shall be resolved in the manner most favorable to Bank.
§1.12 Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Agreement. Delivery of any executed counterpart of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Borrower acknowledges that information and documents relating to this Agreement and the credit accommodations provided for herein may be transmitted through electronic means.
§1.13 Patriot Act Notice; OFAC. Bank hereby notifies Borrower and the Subsidiaries that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended (the “Patriot Act”), and Bank’s policies and practices, Bank is required to obtain, verify and record certain information and documentation that identifies Borrower and the Subsidiaries, which information includes the name and address of Borrower and the Subsidiaries and such other information that will allow Bank to identify Borrower and the Subsidiaries in accordance with the Patriot Act. Borrower represents and covenants that neither it nor any Subsidiary will knowingly become a person (individually, a “Prohibited Person” and collectively “Prohibited Persons”) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, U.S. Department of the Treasury (the “OFAC List”) or otherwise subject to any other prohibitions or restriction imposed by laws, rules, regulations or executive orders, including Executive Order No. 13224, administered by OFAC (collectively the “OFAC Rules”). Borrower represents and covenants that neither it nor any Subsidiary (a) is or will become directly or indirectly owned or controlled by a Prohibited Person, (b) is acting or will knowingly act for or on behalf of a Prohibited Person, (c) is (to Borrower’s knowledge) otherwise associated with or will knowingly become associated with a Prohibited Person, (d) is providing or will knowingly provide any material, financial or technological support for or financial or other service to or in support of acts of terrorism or a Prohibited Person. Borrower will not knowingly transfer any interest in Borrower to a Prohibited Person and will ensure no Subsidiary does so. Borrower shall immediately notify Bank if Borrower or any Subsidiary has knowledge that any member or beneficial owner of Borrower or a Subsidiary or any constituent entity thereof is or becomes a Prohibited Person or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not enter into any transaction or undertake any activities related to the Credit Extensions in violation of the federal Bank Secrecy Act, as amended (“BSA”), 31 U.S.C. §5311, et seq. or any federal or state laws, rules, regulations or executive orders, including, but not limited to, 18 U.S.C. §§1956, 1957 and 1960, prohibiting money laundering and terrorist financing (collectively, “Anti-Money Laundering Laws”) and will ensure no Subsidiary does so. Borrower shall (A) not use or knowingly permit the use of any proceeds of the Credit Extensions in any way that will violate either the OFAC Rules or Anti-Money Laundering Laws and will ensure no Subsidiary does so, (B) comply and cause all of the Subsidiaries to comply with applicable OFAC Rules and Anti-Money Laundering Laws, (C) provide information as Bank may require from time to time to permit Bank to satisfy its obligations under the OFAC Rules and/or the Anti-Money Laundering Laws and (D) not

knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the foregoing, and ensure that no Subsidiary does so.
§1.14 Severability. The provisions of this Agreement and each other Credit Document are severable and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect or invalidate such provision in any other jurisdiction or any other provision of any of the Credit Documents in any jurisdiction.
§1.15 No Third-Party Reliance; Not a Fiduciary, Etc. (a) The agreements of Bank hereunder are made solely for the benefit of Borrower and the benefit of Bank, as applicable, and may not be relied upon or enforced by any other person.
(a)Borrower hereby acknowledges that Bank is acting pursuant to a contractual relationship on an arm’s-length basis, and the parties hereto do not intend that Bank act or be responsible as a fiduciary to Borrower, Borrower’s management, stockholders, creditors or any other person. Borrower and Bank hereby expressly disclaim any fiduciary relationship and agree each party is responsible for making its own independent judgments with respect to any transactions entered into between the parties. Borrower also hereby acknowledges that Bank has not advised and is not advising Borrower as to any legal, accounting, regulatory or tax matters, and that Borrower is consulting its own advisors concerning such matters to the extent Borrower deems it appropriate.
§1.16 Further Assurances; Corrections of Defects. Borrower intending to be legally bound hereby, agrees to promptly correct any defect, error or omission, upon the request of Bank, which may be discovered in the contents of any of the Credit Documents, or in the execution or acknowledgement hereof, and Borrower shall execute, or re-execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or as may be reasonably requested by Bank to satisfy the terms and conditions of the Credit Documents, and all documents executed in connection therewith, including but not limited to the recording, filing or perfecting of any document given for securing and perfecting liens, mortgages, security interests and interests to secure the obligations evidenced by the Credit Documents, and shall cause each Project Subsidiary to do so. For the avoidance of doubt, this Agreement, the Revolving Note, the Borrower Security Agreement and any and all Project Term-Out Notes shall constitute “Credit Documents” for the purpose of each and any Further Assurances and Cooperation Agreement (or the like) made by Borrower in favor of Bank.
§1.17 Usury Savings Clause. Borrower and Bank intend that interest not be charged at a rate or in an amount exceeding the maximum rate or amount permitted by Applicable Law. Should any interest or other charges paid or payable hereunder result in the computation or earning of interest in excess of the maximum rate or amount of interest permitted by Applicable Law, such excess interest and charges shall be (and the same hereby are) waived by Bank, and the amount of such excess paid shall be automatically credited against, and be deemed to have been payments in reduction of, the principal then due hereunder, and any portion of such excess paid which exceeds the principal then due hereunder shall be paid by Bank to Borrower.
§1.18 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts-of-law rule or principle that would give effect to the law of another jurisdiction.
§1.19 Jurisdiction. Borrower hereby irrevocably agrees that any action or proceeding relating to any Credit Document that is brought by Bank may be tried by the courts of the State of New York sitting in or for New York County, New York, or the United States district courts sitting in or for such county. Borrower hereby irrevocably submits, in any such action or proceeding, to the non-exclusive jurisdiction of each such court and irrevocably waives the defense of an inconvenient forum with respect to any such action or proceeding.

§1.20 Illegality. Bank shall have no obligation to make any Advance, term out any Advance or issue any SBLC if its doing so would or might violate any Applicable Law.
§1.21 Approvals and Consents. Bank may grant or deny any approval or consent contemplated hereby in its reasonable discretion, except as otherwise provided herein.
§1.22 No Representations Regarding Renewal, Etc. Borrower acknowledges that Bank has not agreed with or represented to Borrower that the facility created hereby will be renewed or extended past the Commitment Termination Date or that any Advances will be made on or after the Commitment Termination Date.
§1.23 Indemnification; Limitation of Liability. Borrower shall indemnify and hold harmless Bank and each of its affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including without limitation in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Credit Documents, any Collateral, any of the transactions contemplated herein or the actual or proposed use of the proceeds of any Advance or the manufacture, storage, transportation, release or disposal of any Hazardous Material on, from, over or affecting any of the Collateral or any of the assets, properties or operations of Borrower, any Subsidiary or any predecessor in interest, directly or indirectly, except to the extent such claim, damage, loss, liability, cost or expense results from such Indemnified Party’s gross negligence or willful misconduct or willful breach of this Agreement. In the case of an investigation, litigation or other proceeding to which the indemnity in this §11.23 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Borrower hereby waives and agrees not to assert any claim against Bank, any of its affiliates, or any of their respective directors, officers, employees, attorneys, agents and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Credit Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of any Advance. To the extent that any of the indemnities required from Borrower under this §11.23 are unenforceable because they violate any Applicable Law or public policy, Borrower shall pay the maximum amount which it is permitted to pay under Applicable Law.
§1.24 Acknowledgement, Waiver and Release. Borrower acknowledges that no Default or Event of Default exists as of the date hereof under the Prior Agreement, acknowledges that it has no defense, counterclaim or offset, or any rights therefor, with respect to its obligations under the Prior Agreement or any of the Credit Documents referred to therein, and waives and releases any such defense, counterclaim or offset, or any rights therefor that it may have. Neither this Agreement nor any of the other Credit Documents shall constitute a novation of the indebtedness and security interests in effect on the date hereof with respect to any Advances outstanding on the Agreement Date. BORROWER HEREBY RELEASES BANK, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND AFFILIATES FROM ANY CLAIMS, CAUSES OF ACTION, COSTS OR EXPENSES ORIGINATING IN WHOLE OR IN PART BEFORE THE DATE OF THIS AGREEMENT WITH RESPECT TO ANY ADVANCES, THE DOCUMENTATION THEREFOR AND THE COLLATERAL THEREFOR.
§1.25 Reaffirmation of Liens. Borrower hereby ratifies, confirms and reaffirms the grant by it of all liens and security interests in the Borrower Collateral and its obligations under each and any security agreement, pledge agreement and other Credit Document heretofore made in favor of Bank, hereby confirms that this Agreement does not constitute a novation, payment or termination of the Obligations and the other Credit Documents as in effect prior to the Agreement Date and hereby confirms that all of the Borrower Collateral will continue to secure the payment and performance of all of the Obligations (including as any such Obligations may be amended, extended, renewed or replaced under this Agreement).
§1.26 Jury Trial Waiver. BORROWER AND BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING BUT NOT LIMITED TO ANY CLAIMS, CROSS CLAIMS OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS TO WHICH EITHER IS A PARTY. BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF BANK NOR BANK’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. BORROWER ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION HAVE BEEN A MATERIAL INDUCEMENT TO BANK TO ENTER INTO THIS AGREEMENT AND TO MAKE ADVANCES HEREUNDER.
(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date hereof.

ARK RESTAURANTS CORP. By: /s/ Anthony Sircia Name: Anthony Sirica Title: Chief Financial Officer

(Signature Page to Second Amended and Restated Credit Agreement)

BANK HAPOALIM B.M. By: /s/ James Surless Name: James Surless Title: First Vice President By: /s/ Michael Gorman Name: Michael Gorman Title: First Vice President

(Signature Page to Second Amended and Restated Credit Agreement)

EXHIBIT A-1

FORM OF BORROWING NOTICE FOR
PROJECT COSTS ADVANCE

BORROWING NOTICE

Bank Hapoalim B.M.                        Date:
1120 Avenue of the Americas                Project Name:
New York, New York 10036-2790                Borrowing Notice No.:
Attention:

Re:    Second Amended and Restated Credit Agreement (Revolving Facility) dated as of a date in March, 2023 (the “Credit Agreement,” the capitalized terms used but not otherwise defined herein being used herein as therein defined) by and between Ark Restaurants Corp., a New York corporation (“Borrower”) and Bank Hapoalim B.M. (“Bank”)

1.Pursuant to the Credit Agreement, Borrower hereby requests a Project Costs Advance in the amount of $___________ to be contributed by Borrower to _________________ [insert name of Project Subsidiary] (“Project Subsidiary”) to be used to pay Project Costs for ______________________ [insert name of Project] (the “Project”) in accordance with the Approved Project Budget for that Project. Borrower acknowledges that the amount of the requested Advance is subject to inspection, verification and available funds.
2.Initially the requested Advance shall be:
a Benchmark-Based Advanced with Interest Periods of:
    1 month
    3 months
    6 months
a Prime-Based Advance
1.Borrower agrees to provide, if requested by Bank, a listing of all vendors showing the name and the amount currently due each party for whom Project Subsidiary is obligated for labor, material and/or services supplied with respect to the Project. This information would be provided in support of the amount of the Advance requested in this Borrowing Notice.
2.Borrower hereby represents and warrants that, except as otherwise disclosed in Section 7 hereof:
(a)Borrower is in compliance with all of the conditions precedent to the Advance requested hereby set forth in the Credit Agreement;
(b)All Representations and Warranties made hereunder or under any of the Credit Documents are true and correct in all material respects as of the date hereof, except to the extent such Representation and Warranty is made as of a specified date, in which case such Representation and Warranty is true and correct in all material respects as of such specified date;
(c)No Default or Event of Default exists as of the date hereof, with or without giving effect to such Advance and to the application of the proceeds thereof;
(d)All Advances previously disbursed to Borrower have been used for the purposes set forth in the Credit Agreement;

(e)All outstanding claims for labor, materials and/or services furnished for the Project prior to the date hereof have been paid or will be paid with the Advance requested hereby;
(f)All Project Costs for the Project incurred prior to the date hereof are in substantial compliance with the Approved Project Budget for the Project;
(g)Borrower understands that this Borrowing Notice is made for the purposes of inducing Bank to make a Project Costs Advance to Borrower and that, in making such Advance, Bank will rely upon the accuracy of the matters stated herein.
3.Disbursement of the requested Advance may be subject to the receipt by Bank of fulfillment of the conditions set forth in a title report or certificate from a title company stating that no claims have been filed of record adversely affecting the title of Project Subsidiary to the Project Subsidiary Collateral subsequent to the filing of the Mortgage.
4.Borrower hereby certifies that the statements made in this Borrowing Notice and any documents submitted herewith an identified herein are true and correct in all material respects. Borrower further certifies that it has caused this Borrowing Notice to be signed on its behalf by the undersigned, who is an Authorized Representative.
5.Borrower requests that this Advance be made to, and the funds for such Advance be deposited in, the Borrowing Account with Bank.
6.Disclosure:
    IN WITNESS WHEREOF, Borrower has executed and delivered this Borrowing Notice to Bank as of the date set forth above.
ARK RESTAURANTS CORP.

By:
Name:
Title:

EXHIBIT A-2

FORM OF BORROWING NOTICE FOR
WORKING CAPITAL ADVANCE

BORROWING NOTICE

Bank Hapoalim B.M.                        Date:
1120 Avenue of the Americas
New York, New York 10036-2790                Borrowing Notice No.:
Attention:

Re:    Second Amended and Restated Credit Agreement (Revolving Facility) dated as of a date in March, 2023 (the “Credit Agreement,” the capitalized terms used but not otherwise defined herein being used herein as therein defined) by and between Ark Restaurants Corp., a New York corporation (“Borrower”) and Bank Hapoalim B.M. (“Bank”)

1.Pursuant to the Credit Agreement, Borrower hereby requests a Working Capital Advance in the amount of $___________ to be used as follows:
2.Initially the requested Advance shall be:
a Benchmark-Based Advanced with Interest Periods of:
    1 month
    3 months
    6 months
a Prime-Based Advance
1.Borrower acknowledges that the amount of the requested Advance is subject to inspection, verification and available funds.
2.Borrower hereby represents and warrants that, except as otherwise disclosed in Section 5 hereof:
(a)Borrower is in compliance with all of the conditions precedent to the Advance requested hereby set forth in the Credit Agreement;
(b)All Representations and Warranties made hereunder or under any of the Credit Documents are true and correct in all material respects as of the date hereof, except to the extent such Representation and Warranty is made as of a specified date, in which case such Representation and Warranty is true and correct in all material respects as of such specified date;
(c)No Default or Event of Default exists as of the date hereof, with or without giving effect to such Advance and to the application of the proceeds thereof;
(d)All Advances previously disbursed to Borrower have been used for the purposes set forth in the Credit Agreement;

(e)Borrower understands that this Borrowing Notice is made for the purposes of inducing Bank to make a Working Capital Advance to Borrower and that, in making such Advance, Bank will rely upon the accuracy of the matters stated herein.
3.Borrower hereby certifies that the statements made in this Borrowing Notice and any documents submitted herewith an identified herein are true and correct in all material respects. Borrower further certifies that it has caused this Borrowing Notice to be signed on its behalf by the undersigned, who is an Authorized Representative.
4.Borrower requests that this Advance be made to, and the funds for such Advance be deposited in, the Borrowing Account with Bank.
5.Disclosure:
    IN WITNESS WHEREOF, Borrower has executed and delivered this Borrowing Notice to Bank as of the date set forth above.
ARK RESTAURANTS CORP.

By:
Name:
Title:

EXHIBIT A-3

FORM OF BORROWING NOTICE FOR
CONDOMINIUM ACQUISITION ADVANCE

BORROWING NOTICE

Bank Hapoalim B.M.                        Date:
1120 Avenue of the Americas
New York, New York 10036-2790                Borrowing Notice No.:
Attention:

Re:    Second Amended and Restated Credit Agreement (Revolving Facility) dated as of a date in March, 2023 (the “Credit Agreement,” the capitalized terms used but not otherwise defined herein being used herein as therein defined) by and between Ark Restaurants Corp., a New York corporation (“Borrower”) and Bank Hapoalim B.M. (“Bank”)

1.Pursuant to the Credit Agreement, Borrower hereby requests a Condominium Acquisition Advance in the amount of $___________ to be contributed by Borrower to Ark Island Beach Real Estate, LLC (“Permitted Real Estate Subsidiary”) to be used by Permitted Real Estate Subsidiary to purchase the following Condominium Unit(s) in Island Beach Club, a Condominium, in St. Lucie County, Florida (the “Units”).
2.Initially the requested Advance shall be:
a Benchmark-Based Advanced with Interest Periods of:
    1 month
    3 months
    6 months
a Prime-Based Advance
1.Attached hereto is a copy of the purchase contract(s) for the Units.
2.Borrower hereby represents and warrants that, except as otherwise disclosed in Section 6 hereof:
(a)Borrower is in compliance with all of the conditions precedent to the Advance requested hereby set forth in the Credit Agreement;
(b)All Representations and Warranties made hereunder or under any of the Credit Documents are true and correct in all material respects as of the date hereof, except to the extent such Representation and Warranty is made as of a specified date, in which case such Representation and Warranty is true and correct in all material respects as of such specified date;
(c)No Default or Event of Default exists as of the date hereof, with or without giving effect to such Advance and to the application of the proceeds thereof;
(d)All Advances previously disbursed to Borrower have been used for the purposes set forth in the Credit Agreement;
(e)Borrower understands that this Borrowing Notice is made for the purposes of inducing Bank to make a Condominium Acquisition Advance to Borrower and that, in making such Advance, Bank will rely upon the accuracy of the matters stated herein.

3.Disbursement of the requested Advance will be subject to fulfillment of the conditions set forth in §5.3 of the Credit Agreement.
4.Borrower hereby certifies that the statements made in this Borrowing Notice and any documents submitted herewith an identified herein are true and correct in all material respects. Borrower further certifies that it has caused this Borrowing Notice to be signed on its behalf by the undersigned, who is an Authorized Representative.
5.Borrower requests that this Advance be made to, and the funds for such Advance be deposited in, the Borrowing Account with Bank.
6.Disclosure:
    IN WITNESS WHEREOF, Borrower has executed and delivered this Borrowing Notice to Bank as of the date set forth above.
ARK RESTAURANTS CORP.

By:
Name:
Title:

EXHIBIT B

FORM OF PROJECT TERM-OUT NOTE

TERM PROMISSORY NOTE
$___________    Date: ____________, 20__
FOR VALUE RECEIVED, the undersigned, ARK RESTAURANTS CORP., a New York corporation, (“Borrower”) hereby absolutely and unconditionally promises to pay to the order of BANK HAPOALIM B.M. (“Bank”):
a.    The principal amount of ______________________________ and no/100 Dollars ($_____________), which shall be due and payable at the times and in the manner set forth in §3.8(a) of the Credit Agreement referred to below; provided, that any and all principal hereof then remaining unpaid shall be due and payable on ______________, 20__ [insert last day of applicable Term-Out Period); and
b.    Interest on the principal amount hereof from time to time outstanding from the date hereof through and including the date on which such principal amount is paid in full, at the times, at the rates and in the manner provided in the Credit Agreement referred to below.
This Term Promissory Note (this “Note”) has been issued by Borrower in accordance with the terms of §3.8(a) of that certain Second Amended and Restated Credit Agreement (Revolving Facility) dated as of a date in March, 2023, between Borrower and Bank, as amended, modified, supplemented or restated and in effect from time to time (the “Credit Agreement”) and is a Project Term-Out Note referred to in the Credit Agreement. This Note constitutes a renewal of the outstanding principal amount of those Advances made by Bank to Borrower under the Credit Agreement, and under that certain Revolving Promissory Note dated in March, 2023 and issued by Borrower to the order of Bank in the face principal amount of $10,000,000.00 (the “Revolving Note”), with respect to ______________________________ [insert name of Project Subsidiary] for the _____________ Project defined or described in Borrowing Notice(s) submitted by Borrower to Bank for such Project pursuant to the Credit Agreement. This Note constitutes a renewal of only those Advances described in the preceding sentence made to or for the benefit of __________________ [insert name of Project Subsidiary] with respect to such Project and is not intended to be, and shall not be construed as, a renewal of the outstanding principal amount of any other Advances evidenced by the Revolving Note with respect to any other Project Subsidiary or other Project. Bank and any holder hereof is entitled to the benefits of the Credit Agreement and may enforce the agreements of Borrower contained therein, and any holder hereof may exercise the remedies provided for thereby or otherwise available in respect thereof, all in accordance with the terms thereof. Borrower may not reborrow principal repaid under this Note. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.
If any one or more Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.
No delay or omission on the part of Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any future occasion.
Borrower and any and every endorser and guarantor of this Note or the obligation represented hereby waive all requirements of diligence in collection, presentation, demand, notice, protest, notice of intent to accelerate, notice of acceleration, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, and to the addition or release of any other party or person primarily or secondarily liable.

This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts-of-law rule or principle that would give effect to the law of any other jurisdiction.
BORROWER AND (BY ACCEPTANCE HEREOF) BANK EACH WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING HEREUNDER OR RELATING HERETO.
IN WITNESS WHEREOF, Borrower has caused this Note to be signed under seal by its duly authorized officer as of the date first set forth above.
ARK RESTAURANTS CORP.

By:
Name:
Title:

EXHIBIT C

FORM OF AGREEMENT NOT TO TRANSFER OR ENCUMBER PROPERTY

Prepared by:

[___________]
[___________]
[___________]
[___________]

________________________________________

                         SPACE ABOVE THIS LINE FOR RECORDING DATA

NOTE TO CLERK OF CIRCUIT COURT: This instrument is not intended to secure a debt or to constitute a lien on real property. Accordingly, no documentary stamp tax or intangibles tax is due with respect to this instrument.

NON-TAXABLE AGREEMENT NOT TO TRANSFER OR ENCUMBER PROPERTY
KNOW ALL MEN BY THESE PRESENTS: Ark Island Beach Real Estate, LLC, a Delaware limited liability company (“Owner”), for good and valuable consideration (the receipt and adequacy of which are hereby acknowledged) and for the purpose of inducing Bank Hapoalim B.M. (“Bank”) to extend credit to Ark Restaurants Corp. (the “Borrower”) and/or others, Owner hereby warrants to and agrees with Bank as follows:
1.Owner owns fee simple title to the condominium parcels described in Exhibit “A” hereto (the “Property”) free of any liens or other encumbrances.
2.Without Bank’s prior written consent (which may be arbitrarily withheld), Owner shall not (a) convey or transfer the Property or any interest therein or (b) create or permit any lien or other encumbrance to exist on or in the Property or on or in any interest therein or any rents or other proceeds thereof.
3.This instrument shall be released if and when (and only if and when) all obligations owing to Bank under that certain Second Amended and Restated Credit Agreement (Revolving Facility), dated as of a date in or about March, 2023 (as from time to time amended, supplemented or otherwise modified, the “Credit Agreement” or the “Agreement”), by and between Borrower and Bank, and the other Credit Documents (as that term is defined in the Credit Agreement) are paid in full, the Credit Documents are all satisfied and cancelled and there is no further commitment by Bank to extend credit to Borrower or any of its subsidiaries or affiliates, or upon any earlier date specified in the Credit Agreement for the release thereof.
4.Owner believes that no Florida documentary stamp or intangibles taxes are payable with respect to this Agreement. However, if any such taxes ever do become payable with respect to it, Owner shall pay such taxes (including any interest and penalties) and shall indemnify and hold harmless Bank from and against any liability for such taxes (including any interest and penalties). The agreements in this Paragraph 4 shall survive termination or release of this Agreement.
5.This instrument shall be governed by Florida law. It may not be modified or amended except by a written instrument signed by both Owner and Bank.

(Signatures on next page)

Executed as of ________________ by:
ARK ISLAND BEACH REAL ESTATE, LLC, a Delaware limited liability company

By:
Name:
Title:

STATE OF NEW YORK        )
                    ) SS
COUNTY OF NEW YORK        )

The foregoing instrument was acknowledged before me by means of ☐ physical presence or ☐ online notarization, this ___ day of _____________ by _______________, as ____________ of ARK ISLAND BEACH REAL ESTATE, LLC, a Delaware limited liability company, on behalf of the company. He/She is personally known to me or has produced ____________________________ as identification.

Notary Public, State of New York
Print Name:
My Commission Expires:

(SEAL)

EXHIBIT A

Apartments Nos. [_______], ISLAND BEACH CLUB, A CONDOMINIUM, according to the Declaration of Condominium recorded in Official Records Book 343, at Page 372, and all exhibits and amendments thereof, Public Records of St. Lucie County, Florida, together with the undivided share of common elements and the limited common elements appurtenant thereto.

SCHEDULE 1

EXISTING STANDBY LETTERS OF CREDIT

1.Standby Letter of Credit No. S1 2148 issued by Bank in the amount of $323,600.00.

2.Standby Letter of Credit No. S1 1156 issued by Bank in the amount of $238,426.52.

SCHEDULE 6.2 [NTD: Deleted subsidiaries have been dissolved]
SUBSIDIARIES

Subsidiary	Trade name(s)	Jurisdiction of Incorporation
1.Ark AC Burger Bar LLC 2.Ark Atlantic City Corp.	Broadway Burger Bar and Grill Gallagher’s Burger Bar	Delaware Delaware
1.Ark Atlantic City Restaurant Corp.	Gallagher’s Steakhouse	Delaware
1.Ark Bryant Park LLC	Bryant Park Grill & Café	Delaware
1.Ark Connecticut Corp.		Delaware
1.Ark Connecticut Investment LLC		Delaware
1.Ark Connecticut Pizza LLC		Delaware
1.Ark Connecticut Poker LLC		Delaware
1.Ark Fifth Avenue Corp.		New York
1.Ark Hollywood/Tampa Corp.		Delaware
1.Ark Hollywood/Tampa Investments LLC		Delaware
1.Ark Hollywood LLC		Delaware
1.Ark Las Vegas Restaurant Corp.		Nevada
1.Ark Mad Events LLC		Delaware
1.Ark Meadowlands LLC		Delaware
1.Ark Museum LLC	Robert	Delaware
1.Ark Operating Corp.	El Rio Grande	New York
1.Ark Potomac Corporation	Sequoia	District of Columbia
1.Ark Rio Corp.	El Rio Grande	New York
1.Ark Rustic Inn LLC		Delaware
1.Ark Rustic Inn Real Estate LLC		Delaware
1.ArkMod, LLC		New York
1.Chefmod, LLC		New York

1.Las Vegas America Corp.	America	Nevada
1.Las Vegas Festival Food Corp.	(1) Gonzalez y Gonzalez (2) Village Eateries (New York-New York Hotel Food Court) (3) Broadway Burger Bar	Nevada
1.Las Vegas Planet Mexico Corp.	Yolos	Nevada
1.Las Vegas Steakhouse Corp.	Gallagher’s Steakhouse	Nevada
1.Las Vegas Venice Deli Corp.	Towers Deli (Venetian Food Court) (closed)	Nevada
1.Las Vegas Venice Food Corp.	Shake N Burger (Venetian Food Court)	Nevada
1.Rio Restaurant Associates, L.P.		New York
1.Rio Restaurant Associates Holdings, L.P.		New York
1.Ark Bryant Park Southwest LLC	Southwest Porch	Delaware
1.Ark Shuckers LLC		Delaware
1.Ark Shuckers Real Estate LLC		Delaware
1.Ark Island Beach Resort LLC		Delaware
1.Ark Causeway Real Estate, LLC		Delaware
1.Ark Gulf Shores Real Estate, LLC		Delaware
1.Ark Oyster House Causeway II, LLC		Delaware
1.Ark Oyster Gulf Shores I, LLC		Delaware
1.Ark Island Beach Real Estate, LLC		Delaware

SCHEDULE 6.5
LITIGATION

None

SCHEDULE 6.16
EMPLOYMENT MATTERS

None

SCHEDULE 6.18
CONDOMINIUM UNITS OWNED BY PERMITTED REAL ESTATE SUBSIDIARY

Apartments 109, 112, 202, 212, 301, 302, 316 and 408 of Island Beach Club, A Condominium

SCHEDULE 7.6
PERMITTED DEBT

None

CONSENT OF GRANTORS
Each of the undersigned, as the “Grantor” under a security agreement heretofore made by it in favor of Bank Hapoalim B.M., hereby consents to the foregoing Second Amended and Restated Credit Agreement (Revolving Facility) (as hereafter amended and/or restated from time to time, the “New Facility Agreement”) and the Revolving Note referred to therein (as amended and/or restated or substituted for from time to time, the “New Revolving Note”), and hereby agrees and acknowledges that the term “Obligations”, as used in that security agreement, shall include without limitation all obligations and indebtedness arising under or evidenced by the New Facility Agreement and/or the New Revolving Note, that the term “Revolving Facility Agreement”, as used in that security agreement shall henceforth mean the New Facility Agreement (as amended and/or restated from time to time), that the term “Revolving Note” as used in that security agreement shall henceforth mean the New Revolving Note (together with any renewals or modifications thereof and substitutions therefor) and that the term “Notes” as used in that security agreement shall include without limitation any and all Project Term-Out Notes (as defined in the New Facility Agreement).
[signature page(s) follow(s)]

ARK RUSTIC INN, LLC By: /s/ Anthony Sircia Name: Anthony Sirica Title: Chief Financial Officer	ARK SHUCKERS, LLC By: /s/ Anthony Sircia Name: Anthony Sirica Title: Chief Financial Officer
ARK OYSTER HOUSE GULF SHORES I, LLC By: /s/ Anthony Sircia Name: Anthony Sirica Title: Chief Financial Officer	ARK OYSTER HOUSE CAUSEWAY II, LLC By: /s/ Anthony Sircia Name: Anthony Sirica Title: Chief Financial Officer
ARK AC BURGER BAR LLC By: /s/ Anthony Sircia Name: Anthony Sirica Title: Chief Financial Officer	RIO RESTAURANT ASSOCIATES HOLDINGS, L.P. By: /s/ Anthony Sircia Name: Anthony Sirica Title: Chief Financial Officer
RIO RESTAURANT ASSOCIATES, L.P. By: /s/ Anthony Sircia Name: Anthony Sirica Title: Chief Financial Officer	ARK POTOMAC CORP. By: /s/ Anthony Sircia Name: Anthony Sirica Title: Chief Financial Officer
ARK LAS VEGAS RESTAURANT CORP. By: /s/ Anthony Sircia Name: Anthony Sirica Title: Chief Financial Officer	ARK DEERFIELD BEACH, LLC By: /s/ Anthony Sircia Name: Anthony Sirica Title: Chief Financial Officer
ARK ISLAND BEACH RESORT, LLC By: /s/ Anthony Sircia Name: Anthony Sirica Title: Chief Financial Officer